UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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April 7, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 27, 2010, beginning at 10:00 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada 89502.

All holders of record of Employers Holdings, Inc. common stock as of the close of business on April 2, 2010 are entitled to vote at the 2010 Annual Meeting of Stockholders.

As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect three Directors for three-year terms expiring in 2013, (ii) approve amendments to the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan, and (iii) ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm for 2010.

Employers Holdings, Inc.’s Annual Report for the year ended December 31, 2009 is available at www.ematerials.com/eig.

We are pleased we can continue to furnish proxy materials to our shareholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You can revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.

I look forward to seeing you at the Annual Meeting on May 27, 2010.

Sincerely,

Robert J. Kolesar
Chairman of the Board

America’s small business insurance specialist.®

tel 775 327-2700     ½     10375 PROFESSIONAL CIRCLE     ½     RENO, NV 89521-4802     ½     www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 27, 2010

The 2010 Annual Meeting of Stockholders of Employers Holdings, Inc. (the “Company”) will be held on May 27, 2010, beginning at 10:00 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada 89502 for the following purposes:

1.	To elect three (3) Class I Directors to serve until the 2013 Annual Meeting of Stockholders;

2.	To approve amendments to the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan;

3.	To ratify the appointment of Ernst &Young LLP as the Company’s independent accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of record of the Company’s common stock as of the close of business on April 2, 2010 have the right to receive notice of and to vote at the 2010 Annual Meeting of Stockholders and any postponement or adjournment thereof.

By Order of the Board of Directors,

Lenard T. Ormsby
Executive Vice President, Secretary
and Chief Legal Officer

April 7, 2010

YOUR VOTE IS IMPORTANT. YOU CAN VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED PROXY CARD.

America’s small business insurance specialist.®

tel 775 327-2700     ½     10375 PROFESSIONAL CIRCLE     ½     RENO, NV 89521-4802     ½     www.employers.com

i

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802

PROXY STATEMENT

This Proxy Statement, the accompanying proxy card and the 2009 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 14, 2010 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2010 Annual Meeting of Stockholders to be held on May 27, 2010, and any postponement(s), adjournment(s) or other delays thereof (the “Annual Meeting”). All holders of record of Employers Holdings common stock, par value $0.01 per share (the “common stock”), as of the close of business on April 2, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each holder of record on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 42,725,526 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 14, 2010, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), which tells them how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.

Unless otherwise required by applicable law or the Company’s Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists.

Directors are elected by a plurality of the votes cast, and the three nominees who receive the greatest number of votes cast in the election of Directors at the Annual Meeting will be elected Directors for a three-year term and until their successors are duly elected and qualified. The proposal to amend the Employer Holdings, Inc. Amended and Restated Equity and Incentive Plan (the “Equity and Incentive Plan” or the “Plan”) requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal, provided that the total number of votes cast on the proposal represents over 50% of the shares of common stock outstanding and entitled to vote on the Record Date. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal.

In the election of Directors, broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the amendment to the Equity and Incentive Plan and the ratification of the appointment of the Company’s independent accounting firm, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote. There are no cumulative voting rights.

You may vote your shares in any of the following ways:

•	by telephone at 1-800-560-1965 anytime before 12:00 p.m., Central Daylight Time, on May 26, 2010;

•	by the Internet at http://www.eproxy.com/eig anytime before 12:00 p.m., Central Daylight Time, on May 26, 2010;

•	by signing and dating the enclosed proxy card and returning it to the Company as soon as possible in the enclosed postage prepaid envelope; or

•	in person by ballot at the Annual Meeting.

If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	delivering a written notice revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy bearing a date after the date of the proxy being revoked, before the Annual Meeting; or

•	voting in person by ballot at the Annual Meeting.

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of each of the three Director nominees to serve a three-year term expiring at the 2013 Annual Meeting of Stockholders;

•	FOR approval of the amendments to the Amended and Restated Equity and Incentive Plan;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent accounting firm for 2010; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in a “street name” by a bank or brokerage firm and you do not instruct your broker how to vote your shares using the instructions your bank or broker provides to you, your bank or broker may not vote your shares. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

If your shares are held in a “street name,” you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting.

In accordance with the Company’s Bylaws, Robert Kolesar, Chairman of the Board, has appointed Kevin Kelly of Morrow & Co., LLC or his designee and Barbara M. Novak of Wells Fargo Shareowner Services or her designee to be the inspectors of the election at the Annual Meeting. The inspectors of the election are not officers or Directors of the Company, and they will receive and canvass the votes given at the Annual Meeting and certify the results. You may contact Tanya Yamagata at (775) 327-2764 for directions to the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada, where the 2010 Annual Meeting of Stockholders will be held.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 27, 2010. The Proxy Statement and Annual Report to stockholders are available at www.ematerials.com/eig.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s full Board of Directors (the “Board of Directors” or the “Board”) consists of ten Directors. The Board is divided into three classes, with Classes I and II each having three Directors and Class III having four Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. The terms of each class expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. Currently, Class I, Class II and Class III terms expire in 2010, 2011, and 2012, respectively. The current composition of the Board, and the Director nominees for terms expiring at the 2013 Annual Meeting of Stockholders, is listed below. All three nominees are current members of the Board. All properly executed proxies will be voted for these nominees unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should any nominee become unable or unwilling to serve, the proxies will be voted for the election of such person as shall be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable to serve. Each of the nominees has consented to being named in this Proxy Statement and to serve as a Director, if elected. The current composition of the Board is:

Class I Directors (term expiring at the 2010 Annual Meeting and nominated to serve until the 2013 Annual Meeting)	Rose E. McKinney-James John P. Sande, III Martin J. Welch
Class II Directors (serving until the 2011 Annual Meeting)	Robert J. Kolesar Douglas D. Dirks Richard W. Blakey
Class III Directors (serving until the 2012 Annual Meeting)	Ronald F. Mosher Katherine W. Ong Michael D. Rumbolz Valerie R. Glenn

The election of the three Class I Directors will take place at the Annual Meeting. At its meeting of February 24, 2010, the Board, with each nominee abstaining on the vote for him or herself, approved the recommendation of the Board Governance and Nominating Committee that each of the three Class I Directors be nominated for a three-year term.

Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessors, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of February 2010, unless otherwise indicated.

Employers Holdings is the name of our Company resulting from the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Insurance Group, Inc. (“EIGI”) (now known as Employers Group, Inc. (“EGI”)), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the “Fund”) pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EICN, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates (“Fremont”) in 2002. Employers Preferred Insurance Company (“EPIC”) (fka AmComp Preferred Insurance Company) and its wholly-owned subsidiary, Employers Assurance Company (“EAC”) (fka AmComp

Assurance Corporation), commenced operations under their new names when we completed the acquisition of AmCOMP Incorporated on October 31, 2008. We also acquired EIG Services, Inc. (fka Pinnacle Administrative Services, Inc.), Pinnacle Benefits, Inc. and AmSERV, Inc. which, with EPIC, are wholly- owned subsidiaries of EGI.

Nominees for Election as Class I Directors With Terms Expiring at the 2013 Annual Meeting

Rose E. McKinney-James, age 58, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. Ms. McKinney-James has been the owner of Energy Works Consulting, LLC since 2003 and McKinney-James & Associates since 2005, both located in Las Vegas, Nevada. Both firms focus on public affairs in the areas of energy, education, and environmental policy. In 2007, Ms. McKinney-James joined Nevada State Bank Public Finance as the Director of External Affairs. Prior to creating Energy Works Consulting in 2003, Ms. McKinney-James was President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources from 1995 to 2000, and the President of public affairs and advertising for Brown & Partners Advertising from 2000 to 2001. She held the position of President of Government Affairs for the firm of Faiss Foley Merica in 2000 and 2001. Ms. McKinney-James is a former Commissioner with the Nevada Public Service Commission and also served as the Director of the Nevada Department of Business and Industry. She is a Director of The Energy Foundation, Toyota Financial Savings Bank, Vote Solar, and MGM-Mirage, a public company. Ms. McKinney-James received a B.A. degree from Olivet College and J.D. degree from Antioch School of Law in Washington, D.C.

John P. Sande, III, age 60, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Sande has been a partner of the Nevada law firm of Jones Vargas and its predecessor firm, Vargas and Bartlett, since 1974, primarily practicing in the areas of administrative law and trusts and estates. He is Chairman of the Board of the Reno-Tahoe Open Foundation, and serves as Director of the Reno Air Racing Association and The First TEE, and is a founding member of the Montreux Golf & Country Club Board of Governors. He has served as Co-Chairman of the KNPB Channel 5 Capital Campaign, as a Trustee of the William F. Harrah Automobile Foundation, and has served four terms on the Stanford University Athletic Board. Mr. Sande is a Trustee for the William F. Harrah Trusts, Chairman of the Board of First Independent Bank of Nevada, a Director of Western Alliance Bancorp, a public company, and previously served on the Board of Directors for Bank of America Nevada (Valley Bank of Nevada). Mr. Sande holds a B.A. degree, with great distinction, from Stanford University and a J.D. degree, cum laude, from Harvard University.

Martin J. Welch, age 54, has served as a Director of Employers Holdings, EGI and their predecessors, and EICN and ECIC since March 2006. Since November 2008, he has served as a Director of EAC, EPIC, EIG Services, Inc., and Pinnacle Benefits, Inc. He has also served as President and Chief Operating Officer of EICN and ECIC since January 2006 and was Senior Vice President and Chief Underwriting Officer of EICN and ECIC from September 2004 to January 2006. Since November 2008, he has served as President and Chief Operating Officer of EAC and EPIC. He is also President of EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. Prior to joining the Company, he served as Senior Vice President, National Broker Division, for Wausau Insurance Companies. Mr. Welch has more than 25 years of experience in workers’ compensation and commercial property and casualty insurance. He holds a B.S. degree in Finance from the University of Illinois and is a Chartered Property and Casualty Underwriter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE NOMINEES LISTED ABOVE.

Continuing Directors Whose Terms Expire at the 2011 Annual Meeting

Robert J. Kolesar, age 66, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005; a Director of EICN since January 2000; a Director of ECIC since

August 2002; and a Director of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. He has been the Chairman of the Board of Employers Holdings, EGI and their predecessors since 2005, Chairman of the Board of EICN and ECIC since 2004, and Chairman of the Board of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. Mr. Kolesar has been a founding/managing partner of the Las Vegas, Nevada law firm of Kolesar & Leatham, Chtd. since 1986. Mr. Kolesar practices in the fields of real estate, corporation, banking, finance, and fiduciary/trust law. Prior to entering into private practice in 1986, Mr. Kolesar held General Counsel and/or Senior Legal Staff positions in Nevada at Valley Bank of Nevada (now Bank of America), and in Cleveland, Ohio at Cardinal Federal Savings and Loan Association, The Ameritrust Company (now KeyBank) and Forest City Enterprises, Inc. He currently serves on the Boards of Directors of numerous Nevada subsidiaries of Marshall & Ilsley Corporation and has served on the Board of HELP of Southern Nevada, the Las Vegas Symphony, and the National Conference for Community and Justice. Mr. Kolesar has multiple group memberships, including the National Association of Industrial and Office Parks and the International Council of Shopping Centers, and is currently on the Board of Trustees of the Nevada Development Authority and the Board of Advisors of the Las Vegas Chamber of Commerce. He is a member of the American Bar Association and the Nevada and Clark County Bar Associations. Mr. Kolesar received a B.A. degree from John Carroll University and a J.D. degree from Case Western Reserve University.

Douglas D. Dirks, age 51, has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Employers Occupational Health, Inc. (“EOH”) and Elite Insurance Services, Inc. (“EIS”) since 2002. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005; a Director of EIS since 1999, EICN since December 1999, EOH since 2000, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. since November 2008. Mr. Dirks was the Chief Executive Officer of the Fund from 1995 to 1999 and its Chief Financial Officer from 1993 to 1995. Prior to joining the Fund, he served in senior insurance regulatory positions and as an advisor to the Nevada Governor’s Office. Mr. Dirks also has worked in the public accounting and investment banking industries and is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of the Nevada Insurance Guaranty Association and the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.

Richard W. Blakey, age 60, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a Director and former Chairman of the Board of the Reno Orthopaedic Clinic, and Chairman of the Board of Healthy Family Foundation. He is a member of the American Academy of Orthopedic Surgeons, Nevada State Medical Association, and Washoe County Medical Society. Dr. Blakey actively practices and is affiliated with Saint Mary’s Regional Medical Center, Northern Nevada Medical Center, and Renown Regional Medical Center. He has served as Chairman of the Board of the Reno Spine Center. Dr. Blakey is a Board certified orthopedic surgeon. He received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.

Continuing Directors Whose Terms Expire at the 2012 Annual Meeting

Ronald F. Mosher, age 66, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from December 2003 to March 2007 and a Director of ECIC from December 2003 to May 2004. Mr. Mosher has extensive experience in the insurance industry and served as a senior executive with AEGON N.V. from 1983 until his retirement in 2003. He also works as a consultant in the insurance industry. Mr. Mosher currently is a Director of Transamerica Financial Life Insurance Company, Transamerica Life (Bermuda) Ltd., WFG

Reinsurance Limited, ML Life Insurance Company of New York, and is Executive Director of Asia Business Consulting Company (Beijing), and has previously served on several other insurance company Boards. Mr. Mosher is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, and the National Association of Corporate Directors. Mr. Mosher earned a B.S. degree from the University of Denver and an M.B.A. degree from Cornell University.

Katherine W. Ong, age 52, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Since January 1996, she has been the co-founder and Director of Hobbs, Ong & Associates, Inc., a financial consulting group specializing in advisory services for municipal bond financings, problem solving and support. Prior to 1996, she was the Budget Manager for Clark County, Nevada. Ms. Ong is a member of the Government Finance Officer’s Association. Ms. Ong received a B.S. degree from the University of Nevada.

Michael D. Rumbolz, age 56, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Rumbolz has over 20 years of experience in the gaming industry. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. (“GCA”) a public company in August of 2008. He has been the Corporate Strategy Advisor to the CEO of GCA since September 2008. He has been a Director of Seminole Hard Rock Entertainment since 2008. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. He was Vice Chairman and a member of the Board of Casino Data Systems, a public company, from March 2000 to July 2001 when it was acquired by Aristocrat. He was President and Chief Executive Officer of Anchor Gaming, a public company, from 1995 to 2000 and Director of Corporate Development for Circus Circus Enterprises, Inc. from late 1992 to June 1995, including serving as the first President and Managing Director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises, Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. In addition to his corporate experience, Mr. Rumbolz was also the former Chief Deputy Attorney General and the former Chairman of the Nevada Gaming Control Board. He received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.

Valerie R. Glenn, age 55, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI since February 2007. Ms. Glenn is President, CEO and majority owner of MPR, a Nevada corporation since 1969, dba The Glenn Group, one of the largest, privately held marketing communications firms in Nevada. Ms. Glenn has been co-owner and publisher of Visitor Publications, Inc., which publishes the Reno/Tahoe Visitor, since January 1998. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. and was a partner from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree.

The Company’s Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder’s notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder’s notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder’s notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

Separate procedures have been established for shareholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection “Board Governance and Nominating Committee.”

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors. During the year ended December 31, 2009, there were six meetings of Employers Holdings’ Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2009. The Company has the following standing Committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, and Finance Committee.

Directors are expected to attend the Annual Meeting. All Directors attended the 2009 annual meeting.

Board Committees

The following table summarizes the membership of the Board’s committees and the independence of the Company’s Directors.

Name of Director	Independent Director	Audit		Board Governance and Nominating		Finance		Compensation		Executive
Richard W. Blakey	Yes	—		—		Yes		Yes	(C)	Yes
Douglas D. Dirks	—	—		—		Yes		—		Yes
Valerie R. Glenn	—	—		—		Yes		—		—
Robert J. Kolesar	Yes	—		Yes		—		—		Yes	(C)
Rose E. McKinney-James	Yes	Yes		Yes		—		—		—
Ronald F. Mosher	Yes	Yes	(C)	—		—		—		Yes
Katherine W. Ong	Yes	Yes		—		—		Yes		—
Michael D. Rumbolz	Yes	—		—		Yes	(C)	Yes		Yes
John P. Sande, III	Yes	—		Yes	(C)	Yes		—		Yes
Martin J. Welch	—	—		—		—		—		—
Number of Meetings Held in 2009		8		4		6		10		0

(C)	denotes committee chairman

Audit Committee. This committee consists of Mr. Mosher, Chairman, Ms. McKinney-James and Ms. Ong. The Company’s Audit Committee satisfies the independence and other requirements of the New York Stock Exchange and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Mr. Mosher is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 44. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met eight times in 2009.

Board Governance and Nominating Committee. This committee consists of Messrs. Sande, Chairman, Kolesar and Ms. McKinney-James. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the New York Stock Exchange and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director-nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company’s Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.

The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder recommends as a Director:

™	the name, age, business address and residence address of the person;

™	the principal occupation or employment of the person;

™	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

™

the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder making the recommendation:

™	the name and record address of such stockholder;

™	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

™

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and

™

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a Director if elected.

The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary at the address above.

Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee. Stockholder recommendations for Director candidates must be received not less than 90 or more than 120 days before the anniversary of the date on which the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting.

The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the “Procedures”) to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Committee includes, but is not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy and an understanding of board governance; no conflict of interest with the Company; and, the ability to satisfy the independence requirements of the New York Stock Exchange and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.

In 2009, the Board Governance and Nominating Committee did not engage the services of a third party to help identify or evaluate Director nominees. The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met four times in 2009.

Compensation Committee. This committee consists of Messrs. Blakey, Chairman, and Rumbolz and Ms. Ong. Our Compensation Committee satisfies the independence and other requirements of the New York Stock Exchange and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive bonus, 401(k) plans and other benefits plans; and approves the salaries and bonuses for Executive Officers annually. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 28.

The Compensation Committee retained the services of Frederic W. Cook & Co., Inc. (“FWC”) to serve as the Compensation Committee’s independent compensation consultant in connection with executive, Board of Directors and other compensation-related matters for 2009. These services included providing objective, third-party advice on the reasonableness of compensation levels in comparison to those of other similarly situated companies, information regarding trends and prevailing market practices, and giving advice and making recommendations regarding the appropriateness of the compensation program structure in accomplishing the Company’s objectives. In addition, an FWC representative attended several of the Compensation Committee’s meetings, presented FWC’s assessment of the compensation being considered for approval by the Compensation Committee and was available to answer questions posed by the Compensation Committee. FWC did not perform any services on behalf of management and management did not retain its own compensation consultant for 2009.

During 2009, the Compensation Committee retained the services of Towers Perrin to provide the Compensation Committee, with respect to 2010 compensation-related matters, the same services and the same type of advice and recommendations that FWC had provided to the Compensation Committee for 2009 executive and director compensation-related matters. In this regard, in 2009, we paid Towers Perrin $68,495 for its executive compensation services performed for the Compensation Committee.

Towers Perrin and its affiliates have been retained by management to provide to the Company services unrelated to executive and director compensation in 2009 and in prior years. Specifically, in 2009, the Company paid Towers Perrin and its affiliates $314,882 in fees for pricing and reserving of workers’ compensation insurance policies underwritten by our insurance subsidiaries. The fees paid to Towers Perrin and its affiliates for these actuarial services were not approved in advance by the Board of Directors or the Compensation Committee. The Compensation Committee monitors the fees paid to

Towers Perrin and its affiliates for services unrelated to the executive and director compensation-related matters in assessing Tower Perrin’s independence.

The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met ten times in 2009.

Executive Committee. This committee consists of Messrs. Kolesar, Chairman, Blakey, Rumbolz, Sande, Mosher, and Dirks. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a Committee evaluation in the years in which it meets. The Executive Committee did not meet in 2009.

Finance Committee. This committee consists of Messrs. Rumbolz, Chairman, Blakey, Dirks, Sande, and Ms. Glenn. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. The Finance Committee met six times in 2009.

CORPORATE GOVERNANCE

The Board has adopted the Corporate Governance Guidelines (the “Guidelines”) of Employers Holdings, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

DIRECTOR INDEPENDENCE

In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the guidelines it adopted in the Corporate Governance Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.

The Board’s Guidelines provide that it shall review annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chairman of the Board Governance and Nominating Committee.

The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Messrs. Dirks and Welch and Ms. Glenn are not Independent Directors, and that Messrs. Kolesar, Mosher, Rumbolz, Sande, and Blakey, Ms. McKinney-James and Ms. Ong are Independent Directors.

Lead Independent Director Policy

The Board’s Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company’s Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the “Lead Independent Director”). If the Chairman of the Board is an Independent Director, then he or she satisfies the duties as Lead Independent Director. The Board is currently lead by an Independent Chairman of the Board, Mr. Kolesar. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders’ interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an Independent Director or one or more senior executives who serve on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Kolesar, an Independent Director, serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on management of the Company’s day-to-day operations.

RISK OVERSIGHT

Risk management oversight is primarily provided at both the Board and Committee levels. The Board and its Committees monitor and evaluate the risks associated with the Company’s operations and achieving the Company’s goals and objectives, including those which are inherent in the business of the Company, as well as risks from external sources such as competitors, the economy and credit markets, regulatory and legislative developments and other external forces. The Board of Directors also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company’s existing management and the employees who report to them. The Board Committees provide oversight under the direction of their respective Chairs. Risk oversight is a significant component of all major Board decisions and the evaluation of risk is an important element of the Board’s decision-making process.

The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company’s risk management processes, controls and capabilities. In addition, the Audit Committee reviews at least annually, the Company’s legal and regulatory risks and the Company’s compliance programs and policies, the Company’s Code of Conduct, and the Company’s procedures regarding the receipt, retention and treatment of complaints concerning internal accounting, accounting controls and audit matters.

The Finance Committee oversees and provides review and oversight as to the Company’s liquidity and capital needs, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Committee also monitors the Company’s financial structure and reviews the Company’s policies and procedures for investment risk management on an ongoing basis.

The Board Governance and Nominating Committee oversees the executive and Board Chair Succession Plans, the Company’s compliance with the requirements of the New York Stock Exchange and SEC and reviews the Company’s governing documents, Committee Charters and other policies at least annually. This Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the Committee structure to the Board, developing and recommending the Corporate Governance Guidelines to the Board, and overseeing the evaluation of the Board and its Committees, which evaluations occur annually.

Finally, the Compensation Committee oversees the Company’s overall benefit and compensation philosophy and executive compensation arrangements and is responsible for making a determination as to whether or not risks arise from compensation practices that are reasonably likely to have a material adverse effect on the Company.

Nearly every Director sits on more than one Committee and this overlap helps ensure that the risk responsibilities of the various Committees are well coordinated. Each Committee Chair makes a report on Committee activity to the Board at least quarterly which enables the Board to continually review and evaluate risk oversight over the Company.

SPECIFIC CONSIDERATIONS REGARDING 2010 DIRECTORS AND NOMINEES

The Board Governance and Nominating Committee considered each of our Director’s experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically the Directors whose terms were expiring. The Committee also reviewed the Board and Committee evaluations and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees for Director recommended by the Board Governance and Nominating Committee.

In considering the nominees for Director, the Committee and the Board focused on the background and experiences of each nominee, as described in the biographies appearing elsewhere in this Proxy Statement. The Committee and the Board concluded that each nominee for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education and abilities to allow the Board to fulfill its responsibilities to the Company and its shareholders.

2010 Nominees:

With respect to Ms. McKinney-James, the Committee and Board considered in particular her public service, including with a state regulatory agency, her experience as a Director in other public companies, her experience as a small business owner and her significant experience and expertise with environmental issues and initiatives.

With respect to Mr. Sande, the Committee and Board considered in particular his leadership and experience as the Chairman of a subsidiary of a publicly-traded financial institution, his service as Chairman and as a Director with several other private organizations, and his significant experience and expertise in the areas of the law, government relations and corporate governance.

With respect to Mr. Welch, the Committee and Board considered in particular his more than 25 years of experience in senior level positions in insurance companies and specifically his extensive experience and expertise in property and casualty insurance. The Committee and Board also considered Mr. Welch’s deep knowledge and understanding of the Company as a result of his service as the President and Chief Operating Officer of the Company’s insurance subsidiaries, as well as his ability to provide significant insight on the day-to-day operations of the Company’s business.

Continuing Directors:

With respect to Dr. Blakey, the Committee and Board considered in particular his extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and Director of several medical clinics and foundations, many of which share similar characteristics to the Company’s small business customers.

With respect to Mr. Dirks, the Committee and Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as President and CEO of our insurance subsidiaries for many years and his service on insurance-related associations and foundations, his public service prior to joining the Company and his extensive experience and expertise in the areas of management, accounting and finance. The Committee and Board also considered Mr. Dirks’ deep knowledge and understanding of the Company as a result of his service as our Chief Executive Officer, as well as his familiarity with the Company’s history and culture, all of which allow him to provide an invaluable perspective during Board discussions.

With respect to Ms. Glenn, the Committee and Board considered in particular her leadership experience as the CEO and majority owner of her marketing company, her understanding of the needs of small business owners, her extensive service in and leadership with various charitable organizations and her experience and expertise in marketing, distribution and public affairs.

With respect to Mr. Kolesar, the Committee and Board considered in particular his experience as the founder, owner and managing Director of his Las Vegas law firm, his extensive practice in the areas of banking, finance and real estate, his service and experience as a Director of numerous private companies and his leadership and service on several local charities.

With respect to Mr. Mosher, the Committee and Board considered in particular his more than 25 years of experience at senior levels in the insurance industry, his experience and expertise in the areas of accounting and public company reporting, his service as the financial expert on our Audit Committee and his extensive experience and expertise in the areas of management, accounting and finance.

With respect to Ms. Ong, the Committee and Board considered in particular her experience and leadership as the co-founder and Director of her public sector financial advisory practice, her extensive experience in municipal government and her experience and expertise in the areas of management, accounting and finance.

With respect to Mr. Rumbolz, the Committee and Board considered in particular his experience as Chief Executive Officer and/or member of the Board of Directors of several public companies, his extensive experience in other senior level positions of publicly-traded companies, his regulatory and public service experience and his significant experience and expertise in the areas of management, law, accounting and finance.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.

All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors, and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or committee, to which the communication is directed.

PROPOSAL TWO

PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED EQUITY AND INCENTIVE PLAN

Our Equity and Incentive Plan provides a means to promote the Company’s interests and the interests of our stockholders by providing our officers, employees, non-employee Directors, consultants, and independent contractors with appropriate incentives and rewards to encourage them to enter into and continue in our employ or service, to acquire a proprietary interest in our long-term success and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. Our Board of Directors approved amendments to the Plan on April 7, 2010, subject to stockholder approval. If stockholders do not approve the amendments, the amendments will not become effective and the Plan will continue to be administered without regard to the amendments. Our Board of Directors unanimously recommends that stockholders approve the proposed amendments to the Plan.

The Plan, reflecting the proposed amendments, is attached to this Proxy Statement as Appendix A, and is incorporated herein by reference. The following summaries of the Plan, including the proposed amendments, are qualified in their entirety by reference to the full text of the attached Plan.

Proposed Material Plan Amendments

Increase to the Maximum Number of Shares of Common Stock Issuable Under the Plan

The Plan amendments increase the maximum total number of shares of our common stock that may be issued under the Plan by 3,500,000 shares from 3,605,838 to 7,105,838 shares. The purpose of this increase is to provide us with sufficient shares for grants made under the Plan for approximately the next five and one-half years. Our Board of Directors believes that this number represents a reasonable level of potential equity dilution and allows us to continue to award equity incentives, which are an important component of our overall compensation program.

As of March 31, 2010, 1,000,136 shares of our common stock will remain available for future issuance under the Plan. In addition, as of that date, 1,904,071 options are outstanding. Of these options, the weighted average term remaining is 5.55 years and the weighted average exercise price is $16.08. Additionally, as of March 31, 2010, 529,159 shares are reserved for grants of outstanding restricted stock units, and there are no shares reserved for grants of outstanding performance shares or any other awards.

Share Counting

Prior to the Plan amendments, of the 3,605,838 available shares, no more than 1,535,279 shares could be granted in the form of awards other than options or stock appreciation rights (“SARs”). The Plan amendments eliminate the cap on the number of shares that may be granted subject to awards other than options or stock appreciation rights.

Extension of Term of Plan

As amended, the Plan would expire on the tenth anniversary of April 7, 2010, which is the date the proposed amendments were adopted by our Board of Directors, instead of expiring on the tenth anniversary of the original adoption of the Plan.

Addition and Approval of Performance Goals

Under the Plan, the Plan administrator (as defined below) may determine that vesting or payment of an award under the Plan will be subject to the attainment of one or more performance goals with respect to a performance period. Performance periods are determined by our Plan administrator but are not shorter than 12 months. To satisfy the performance based requirements under Section 162(m) of the Internal Revenue Code, certain awards must be granted subject to the achievement of performance goals that have been approved by our stockholders and satisfy other criteria. To comply with this requirement of Section 162(m) of the Internal Revenue Code and to provide more flexibility regarding the terms of awards under the Plan, we are seeking stockholder approval of the material terms of our existing goals listed below, as well as the additional goals added by amendment, which are likewise listed below. If stockholder approval is obtained, awards intended to be performance based (whether or not those awards are otherwise intended to comply with Section 162(m) of the Internal Revenue Code) may be based on any of the following goals, including any combination of these goals, or upon the attainment of specified levels of performance of these goals by the Company, or a business unit, division, subsidiary or business segment, and may be based on a specified increase in these goals or based on performance relative to the performance of other entities.

Performance Goals

Existing Goals: Below are the goals that were in the Plan before its amendment. We are also seeking shareholder approval of the existing goals so that the Plan will comply with Section 162(m) of the Internal Revenue Code for an additional five years.

•	revenue growth;

•	premium growth;

•	policy growth;

•	earnings (including earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization);

•	net earnings;

•	operating income;

•	before- or after-tax income (before or after allocation of corporate overhead and/or bonus);

•	income or net income (before- or after-taxes);

•	cash flow (before or after dividends);

•	earnings per share;

•	return on equity;

•	return on capital (including return on total capital or return on invested capital);

•	cash flow return on investment;

•	net assets;

•	return on assets;

•	economic value added models (or an equivalent metric);

•	comparisons with various stock market metrices;

•	reductions in cost;

•	combined ratio;

•	loss ratio;

•	expense ratio;

•	market share of penetration;

•	business expansion;

•	share price performance;

•	total shareholder return;

•	improvement in or attainment of expense levels or expense ratios;

•	working capital levels;

•	operating margins;

•	gross margins or cash margins;

•	year-end cash;

•	debt reductions;

•	shareholder equity;

•	market share;

•	regulatory achievements;

•	employee and/or agent satisfaction;

•	customer satisfaction;

•	customer retention; and

•	rating agency ratings.

New Goals: Below are the new goals added by the Plan amendments.

•	operating ratio; and

•	book value.

Summary of Remaining Material Provisions of the Plan Taking Into Account the Plan Amendments

Purpose

The purpose of the Plan is to give our employees, officers, non-employee Directors, consultants and independent contractors an incentive to increase their efforts and to promote our business. The Plan authorizes the Plan administrator to grant the following awards:

Types of Awards

•

stock options (including options intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code). Under the Plan, stock options may not have a term that is longer than seven years;

•

SARs, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price. Under the Plan, SARs may not have a term that is longer than seven years;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Plan administrator;

•

restricted stock units, which give the holder the right to receive shares or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals over periods of at least one year; and

•	other stock-based awards at the discretion of the Plan administrator.

Plan Administration

The Plan is administered by the Compensation Committee of our Board of Directors (the “Plan administrator”). The Plan administrator has the authority to, among other things enumerated in the Plan, administer the Plan and any awards granted under the Plan, determine to whom awards will be granted and determine the terms and conditions of such awards, including whether the vesting or payment of an award will be subject in whole or in part to the attainment of performance goals.

Eligibility

All of our employees, including officers, our non-employee Directors, and our consultants and independent contractors, are eligible to receive awards under the Plan.

Share Reserve

If the amendments are adopted, a total of 7,105,838 shares will be reserved and available for issuance under the Plan. If any outstanding award expires for any reason, any unissued shares subject to the award will again be available for issuance under the Plan. If a participant pays the exercise price of an option by delivering to us previously owned shares, only the number of shares we issue in excess of the surrendered shares will count against the Plan’s share limit. Also, if the full number of shares subject to an option is not issued upon exercise for any reason, only the net number of shares actually issued upon exercise will count against the Plan’s share limit.

Our common stock is traded on the New York Stock Exchange, and on March 31, 2010, the per share closing price was $14.85. We intend to register the additional shares issuable under the Plan under the Securities Act of 1933, subject to, and following, stockholder approval.

Individual Award Limits

The Plan provides that no more than 1,000,000 shares underlying stock options or SARs may be granted to a participant in any consecutive 36-month period and that no more than 500,000 shares underlying any other award may be granted to a participant in any 36-month period. The maximum value of the aggregate payment that any participant may receive with respect to any cash-based awards under the Plan is $2,000,000 in respect of any annual performance period.

Transferability of Awards

Awards granted under the Plan generally may not be transferred by a participant other than by will or the laws of descent and distribution and may be exercised during the participant’s lifetime only by the participant or his or her guardian or legal representative. However, the Plan administrator may provide, in limited circumstances, that an award may be transferred to an immediate family member, or to certain related entities such as a trust established for the benefit of the participant or an immediate family member.

Change in Control

Upon a change in control (as defined in the Plan), the restrictions, limitations and conditions applicable to outstanding awards will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable) unless such award is assumed or substituted in connection with the change in control, in which case the restrictions, limitations and conditions applicable to outstanding awards will lapse, performance goals will be deemed to be fully achieved and the awards will become fully vested (and in the case of options, exercisable) upon termination of a participant’s employment without cause during the 24-month period following the change in control. To the extent an award is not assumed or substituted in connection with a change in control, then following the acceleration and settlement of the awards as described above, the award will terminate in connection with the change in control.

In addition, in the event of a change in control, the Plan administrator may cancel outstanding awards in exchange for a cash payment for each share subject to the award, equal to the difference between the per share consideration for our common stock in the transaction and the per share exercise or purchase price.

Forfeiture or Repayment of Amounts by Reason of Restatement of Financial Statements

The Plan administrator may provide in an award agreement that if we are required to restate our financial statements, then we could require a participant to repay the value of any award that vested upon the attainment of performance goals to the extent such performance goals would not have been achieved had such restatement not been required and the unvested portion of the award also could be forfeited.

Repayments or Forfeiture for Breach of Restrictive Covenants Such as Noncompetition, Nonsolicitation and Confidentiality Provision

If a participant violates certain restrictive covenants prior to or following termination of employment, then the participant may be required to forfeit any outstanding awards and to repay shares, cash amounts and gains.

Term of the Plan, Amendment or Termination of the Plan

No award may be granted under the Plan after the tenth anniversary of April 7, 2010, which is the date the proposed amendments were approved by our Board of Directors. Our Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that no such amendment, alteration, suspension, discontinuance or termination will be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement. No amendment to or termination of the Plan may adversely affect any awards granted under the Plan without the participant’s permission. In addition, our Board of Directors may amend the Plan, and the Plan administrator may amend, restructure, terminate or replace any Plan awards, as may be necessary or appropriate to avoid adverse tax consequences under deferred compensation legislation pursuant to Section 409A of the Internal Revenue Code.

Federal Income Tax Consequences

The following summary is intended as a general guide to the United States federal income tax consequences relating to the issuance and exercise of stock options granted under the Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the optionee is subject to the alternative minimum tax). Optionees who neither dispose of their shares acquired upon the exercise of an incentive stock option (“ISO shares”) within two years after the stock option grant date nor within one year after the exercise date normally will recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the amount paid for the ISO shares. If an optionee disposes of the ISO shares within two years after the stock option grant date or within one year after the exercise date (each a “disqualifying disposition”), the optionee will realize ordinary income at the time of the disposition in an amount equal to the excess, if any, of the fair market value of the ISO shares at the time of exercise (or, if less, the amount realized on such disqualifying disposition) over the exercise price of the ISO shares being purchased. Any additional gain will be capital gain, taxed at a rate that depends upon the amount of time the ISO shares were held by the optionee. A capital gain will be long-term if the optionee’s holding period is more than 12 months. We will be entitled to a deduction in connection with the disposition of the ISO shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO shares, and except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Nonstatutory Stock Options. An optionee generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. Upon the exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the stock option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee of ours, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States. The grant and exercise of options and awards under the Plan to non-employee Directors and to employees outside the United States may be taxed on a different basis.

New Plan Benefits and Future Equity Grants

Future awards under the Plan are discretionary, will be determined by the Plan administrator and may vary from year to year and from participant to participant. Therefore, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the Plan. Currently, each non-employee Director who is elected to, or continues on, the Board at the annual stockholder’s meeting will receive a restricted stock unit award with a value of $60,000 as of the date of grant, which will be paid in the form of shares of our common stock as of the vesting date. However, the number of restricted stock units that will be granted cannot be determined until the date of grant.

Prior Option Grants

The following table sets forth information as of March 31, 2010, with respect to the number of shares subject to options that have been granted or are to be granted pursuant to the Plan to our Named Executive Officers, as identified in the Compensation Discussion and Analysis section included herein, and the specified groups set forth below.

Name and Position	Amount of Stock Options
Douglas D. Dirks	358,000
President and Chief Executive Officer, EHI
William E. Yocke	112,500
Executive Vice President and Chief Financial Officer, EHI
Lenard T. Ormsby	99,200
Executive Vice President and Chief Legal Officer, EHI
Martin J. Welch	184,500
President and Chief Operating Officer, EICN, ECIC, EPIC and EAC
John P. Nelson	89,200
Executive Vice President and Chief Administrative Officer, EHI
Current Executive Officer Group	935,000
Current Non-Executive Director Group	0
Each associate of the above-mentioned Directors, executive officers or nominees	0
Each other person who received or is to receive five percent of such options, warrants, or rights	0
Employee Group other than Executive Officer Group	968,571

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PLAN AMENDMENTS.

PROPOSAL THREE

INDEPENDENT ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as Employers Holdings’ independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2010 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.

A representative of Ernst &Young will be present at the Annual Meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes, as a matter of good corporate governance, that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings’ independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Program

In 2009, our third year as a public company, our Compensation Committee (“Committee”) made very few changes to the structure of the Company’s executive compensation program. The principal goal of our executive compensation program has been, and continues to be, to provide fair and reasonable compensation to support a strong pay-for-performance philosophy.

Specifically, our compensation program continues to be tied to individual performance and the Company’s financial performance and is designed to:

•	Offer an appropriate mix of base salary, annual bonus, long-term equity grants, benefits and perquisites that is generally consistent with our industry

•

Provide compensation opportunities that are between the 50th and 75th percentile levels of our peer group in terms of total compensation and benefits provided to each Named Executive Officer (or “NEO”), each of whom is identified below

•	Create alignment between pay and performance, by linking executive compensation with short-and long-term financial and operating performance through an annual bonus plan and regular equity grants.

The subsequent sections provide a discussion and analysis of the material elements of our current program. The Named Executive Officers are:

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	William E. Yocke, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)

•	Martin J. Welch, President & Chief Operating Officer (“COO”), EICN, ECIC, EPIC, and EAC

•	Lenard T. Ormsby, EVP, Chief Legal Officer

•	John P. Nelson, EVP, Chief Administrative Officer

How Executive Compensation Was Determined

The Committee approves all decisions regarding our executive compensation program. During 2009, the Committee relied on advice from its independent compensation consultant and recommendations from the CEO concerning the compensation of the other Named Executive Officers, as discussed below.

Independent Compensation Consultant

For all decisions made regarding 2009 compensation, the Committee continued to utilize the services of Frederic W. Cook & Co., Inc. (“FWC”), the Committee’s compensation consultant since 2006, to evaluate our compensation practices. In 2009, the Committee engaged FWC to do the following:

•	To review our existing peer group of companies and to recommend changes as appropriate

•	To identify competitive compensation practices for our executive and director compensation programs

After the Committee completed making its decisions regarding the Company’s 2009 executive compensation program, the Committee entered into its routine, periodic review of its consultants, and, beginning July 1, 2009, retained the services of Towers Perrin to advise it regarding decisions related to 2010 compensation.

FWC provided the Committee with specific compensation recommendations for each of the Company’s Named Executive Officers, as well as advice regarding the design of this year’s short- and long-term incentive compensation components. FWC did not perform any services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the Named Executive Officers in 2009.

FWC prepared a benchmarking study that the Committee relied upon in establishing the 2009 executive compensation program. The original study, prepared in 2007, examined the executive compensation levels and practices of 23 publicly-traded, property and casualty insurance companies and proprietary survey data. These companies were initially identified by FWC using the insurance industry group under the Global Industry Classification Standard, with an emphasis on workers’ compensation and other property and casualty insurance companies. After eliminating foreign companies, FWC then established size ranges for financial criteria such as annual revenues and market capitalization. Other metrics, such as market capitalization to revenue ratio, operating income and number of employees were also considered, but were not primary determinants. FWC then examined the companies that met the financial size criteria to determine whether their business models and product lines were generally consistent with ours. FWC considered the resulting ranges, as well as the number of companies selected, appropriate for benchmarking purposes. Management provided its opinion regarding the companies selected for the peer group, but the final group, which was approved by the Committee prior to the study’s commencement, remained consistent with FWC’s original selection criteria. Ultimately, the peer group companies were selected because FWC and the Committee believed this was a valid group to use for purposes of comparing the compensation practices and levels of these similarly situated companies to our executive compensation program.

For 2009, the peer companies were the same peer companies relied upon in 2008, with the following changes: Alfa Corporation, Commerce Group and Philadelphia Consolidated were removed because they were acquired in 2008 and are no longer public companies; Independence Holdings was removed because its market cap had declined significantly in 2008; and Argo Group International Holdings and AmTrust Financial Services were added because they are similar to the Company in terms of core business, financial size and performance. Since three companies that were acquired and no longer public were eliminated from the peer group in 2008, there are now 18 companies in our 2009 peer group.

The companies in the peer group used in the 2009 executive compensation study were as follows:

Peer Group
American Physicals Capital, Inc.	AmTrust Financial Services, Inc.	Argo Group International Holdings, Ltd.
Baldwin & Lyons, Inc.	Donegal Group, Inc.	EMC Insurance Group, Inc.
Erie Indemnity Company	Harleysville Group, Inc.	The Navigators Group, Inc.
PMA Capital Corp.	ProAssurance Corp.	RLI Corp.
Seabright Insurance Holdings, Inc.	Selective Insurance Group, Inc.	State Auto Financial Corp.
Tower Group, Inc.	United Fire & Casualty Company	Zenith National Insurance Corp.

At the time of selection in 2009, the range of the annual revenues, market capitalizations and the ratio of market capitalizations to revenue of the companies in the peer group were as follows:

	Annual Revenues ($M)	Market Cap ($M)	Market Cap to Revenue Ratio
Maximum	$1,782	$2,164	2.9
Median	$606	$832	1.3
Minimum	$165	$226	0.5
Employers Holdings, Inc.	$618	$806	1.3

CEO Recommendations

The Committee solicited the input and recommendations of the CEO in determining compensation for the other Named Executive Officers. This included setting the levels of base salary, annual target bonus and long-term incentive grants for each of the other Named Executive Officers. The CEO also provided recommendations regarding the design of the short- and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Committee included the recommendations of the CEO, in conjunction with the information from the FWC benchmarking study and recommendations from FWC, in its creation of the Company’s 2009 executive compensation program.

Elements of Our 2009 Executive Compensation Program

The following sections discuss each of the components of our executive compensation program as approved by the Committee. In developing the 2009 executive compensation program, the Committee considered the survey data from FWC and the recommendations of the CEO, and determined that the following components remained appropriate for the 2009 executive compensation program:

•	Base salary

•	Annual bonus

•	Long-term incentives (stock options and restricted stock units)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment

The Committee determined the final compensation packages for our Named Executive Officers, with advice from FWC. FWC confirmed to the Committee that these packages, and the compensation decisions being made in connection with these packages, would bring the Company in line with what FWC would expect to see at a relatively new public company of our size and in our industry.

Base Salary

The Committee believes it is important to provide competitive base salaries to our executives because these salaries act as primary retention and recruitment tools, and provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits and perquisites whose values are derived from base salary levels. The Committee’s intent is to position base salaries near the 50th percentile of similar positions within the peer group, subject to adjustments to reflect individual performance and any additional roles and responsibilities not reflected in the competitive data, as well as recommendations made by the CEO regarding the other Named Executive Officers.

Effective January 1, 2009, Mr. Dirks’ annual base salary was adjusted from $600,000 to $675,000, as a result of the negotiations with the Committee regarding his new employment agreement. During these negotiations, the Committee agreed to increase Mr. Dirks’ base salary, while decreasing Mr. Dirks’ minimum annual cash bonus target from 90% to 70%. The negotiations of the new employment agreements for the other NEOs did not result in any increase in their base salaries or adjustments to their minimum annual cash bonus targets.

In 2009, the downturn in the economy and Mr. Dirks’ decision to freeze the base salaries of non-executive officer employees at the level of Vice President and above for 2009, greatly affected the Committee’s decisions regarding the NEOs’ base salaries. Mr. Dirks recommended that he and the other NEOs receive no base salary adjustment for 2009, in order to remain consistent with the decision made for the other Company executives. Following the Committee’s review and analysis of the FWC study and the CEO’s recommendations regarding his own base salary and the base salaries of the other Named Executive Officers, the Committee made no adjustments to the base salaries of any of the NEOs in 2009. Thus, the 2009 base salaries for the NEOs were as follows:

Name	2009 Annual Base Salary
Douglas D. Dirks	$675,000
Martin J. Welch	$420,000
William E. Yocke	$365,000
Lenard T. Ormsby	$355,000
John P. Nelson	$250,000

This meant that Mr. Dirks’ 2009 base salary was positioned between the 25th and 50th percentiles of the peer group, while Mr. Welch’s and Mr. Yocke’s base salaries were between the 50th and 75th percentiles of the peer group. Mr. Ormsby’s base salary was positioned above the 75 th percentile for the peer group and Mr. Nelson’s base salary was at the 25th percentile for the peer group.

Annual Bonus

Each of our Named Executive Officers is eligible for annual cash bonus payments for the achievement of the pre-established annual financial and strategic performance goals. The Committee believes the annual bonus is a key component of our executive compensation program as it enables us to align compensation opportunities with our short-term goals. In setting each of the bonus targets, the Committee took into account the FWC study and recommendations made by the CEO regarding the other Named Executive Officers.

Annual cash bonus targets were calculated as a percentage of each Named Executive Officer’s actual base salary for 2009. As reflected in the table below, no adjustments were made to the bonus targets for any of our Named Executive Officers during 2009 as compared to 2008, other than to Mr. Dirks’ bonus target:

Name	2008 Annual Cash Bonus Target as a Percentage of Base Salary	2009 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	90%	70%
Martin J. Welch	70%	70%
William E. Yocke	55%	55%
Lenard T. Ormsby	45%	45%
John P. Nelson	45%	45%

As a result of the reduction of Mr. Dirks’ cash target bonus from 90% to 70% (which became effective on January 1, 2009), his target cash bonus percentage was between the 25th and 50th percentiles of the established peer group. Mr. Welch’s target percentage was at the median for the peer group, while Mr. Yocke’s, Mr. Ormsby’s and Mr. Nelson’s target percentages were between the 25th and 50th percentiles of the peer group for comparable positions.

Actual bonus incentives earned were based on performance in two separate categories: corporate performance and individual performance. Corporate performance provides 80% of each Named Executive Officer’s target bonus, with an opportunity to earn up to 150% of the target. Individual performance provides up to 20% of the target bonus, and is capped at 50% of the calculated amount if the threshold level of corporate performance is not achieved. Maximum total payout is equal to 140% of the target bonus.

For 2009, the Committee retained the combined ratio as the corporate performance metric. Combined ratio is defined as the sum of losses, loss adjustment expenses, commission expenses and underwriting and other operating expenses, minus the amortization of deferred gain on reinsurance, which is then divided by net premiums earned. The Committee believes that combined ratio is an effective measure of management performance for an insurance holding company because it utilizes a measure of the operating companies’ profitability, balances revenue and underwriting losses, and thereby guards against the potential for increasing revenue by undertaking unnecessary risk, and provides a meaningful incentive for management to pursue increasing levels of operating profitability.

The threshold, target and maximum levels for both combined ratio and corresponding payout percentages as a percentage of the corporate target component established for 2009 are as follows:

	2009 Combined Ratio	Payout as % Target (Corporate Component)
Maximum	93	150%
Target	98	100%
Threshold	>102	0%

In 2008, the Committee adjusted the combined ratio target that corresponded with 100% achievement of the corporate goal, making it more difficult for the Named Executive Officers to achieve the corporate portion of their annual bonuses. In 2009, in the midst of the downturn in the economy, the Committee chose to maintain the more challenging combined ratio targets for its executives.

For 2009, the Company achieved a combined ratio of 101.6%, and therefore the Named Executive Officers achieved 40% of their corporate performance target.

The Committee also approved individual goals for each of the Named Executive Officers. Based on discussions with the CEO, the Committee established the following specific individual performance goals for each of the Named Executive Officers as follows:

Douglas D. Dirks

•	Develop a fact-based economic outlook and a strategic plan in response to that outlook

•	Develop the subjects for, oversee and coordinate Board of Directors educational seminars and lead the Board of Directors’ strategic retreat

•	Support effective investor and analyst relationships through additional investor presentations and other appropriate means

•	Provide leadership at board, executive and enterprise level and build on the reputation and credibility of the Company with federal and state government and regulatory officials

•	Develop a formal succession plan for all positions of vice president and above

Martin J. Welch

•	Oversee successful integration of acquired operations

1.	Complete implementation of a consolidated underwriting model enterprise-wide

2.	Develop 2010 regional business plans for presentation by regional leaders at the 2009 Board of Directors’ Strategic Meeting

•	Lead integration of technology

1.	Complete roll-out of EAccess 2.0 (upgraded Underwriting platform) to be used enterprise-wide by the target date of November 1, 2009

2.	Complete roll-out of the EPIC claims platform to be used enterprise-wide by the target date of November 1, 2009

William E. Yocke

•	Consolidate all accounting functions into the corporate headquarters

•	Maintain Sarbanes-Oxley compliance

•	Implement Dynamic Financial Analysis and Forecast tools in the Finance function (for strategic and capital planning)

•	Develop and consolidate enterprise-wide data warehouse

Lenard T. Ormsby

•	Maintain proficiency in preparation of SEC filings and minimize reliance on outside legal counsel

•	Coordinate the roll-out of, and training related to, Company policies and procedures

•	Continue development and deployment of web-based corporate governance and training environment

John P. Nelson

•	Oversee successful integration of AmCOMP’s administrative, human resource and payroll functions

•	Develop a strategic program for enterprise-wide real estate needs

•	Develop a standardized process regarding meetings and decisions to assist the Compensation Committee in planning and managing third-party costs

The Committee’s 2009 annual bonus determinations were based on their assessments of the Named Executive Officers’ performances, with significant input from the CEO as to the other NEOs and the Committee’s and Board’s evaluation as to the CEO. The 2009 annual bonus determinations, reflecting the Named Executive Officers’ and CEO’s satisfaction of individual goals and total payout calculations, are shown in the following table.

Name	Corporate Performance (80% weighting)	Individual Performance (20% weighting)	Total Payout Percentage Achieved	X	Annual Cash Bonus as a Percentage of Base Salary	=	Percentage of Base Salary
Douglas D. Dirks	40%	75%	47%	X	70	=	32.90%
Martin J. Welch	40%	75%	47%	X	70	=	32.90%
William E. Yocke	40%	75%	47%	X	55	=	25.85%
Lenard T. Ormsby	40%	75%	47%	X	45	=	21.15%
John P. Nelson	40%	75%	47%	X	45	=	21.15%

With respect to the annual bonus awards to be made to our Named Executive Officers for 2010, the Committee has eliminated the individual performance goal component so that the bonus awards will be based 100% on the achievement of pre-determined corporate goals similar to the corporate goals applicable to the annual bonus awards for the Named Executive Officers for 2009.

Long-Term Incentive Grants

We believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourages our Named Executive Officers to pursue and execute long-term strategies for increasing stockholder value. It also serves as an important retention and recruiting tool in securing a highly-qualified senior management team.

In May 2009, the Committee approved long-term incentive grants under our Equity and Incentive Plan (the “Equity Plan”) for each Named Executive Officer consisting of an equal mix of non-qualified stock options and restricted stock units (“RSUs”), each unit having the value of one share of our common stock. The Committee granted time vested restricted stock units to ensure that a significant portion of Named Executive Officers’ compensation (specifically, annual bonuses, RSUs and stock options) was performance based. The overall grant levels for each individual were set so that, when combined with cash compensation, the levels resulted in total compensation opportunities above the 75th percentile for Mr. Ormsby, and between the 50th and 75th percentiles of the peer group for the remaining Named Executive Officers. The Committee reviewed these resulting total compensation levels for each Named Executive Officer and concluded that the differences reflected the relative responsibilities of each, and each of their abilities to impact our long-term performance results.

Stock Options

Our Named Executive Officers received grants of non-qualified stock options on the date of the Company’s Annual Meeting in May 2009. The Committee believes stock options will provide the proper incentive to pursue strategies that will generate long-term growth in stockholder value. The option grants that were made in 2009 to our Named Executive Officers are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31.

Restricted Stock Units

Our Named Executive Officers received grants of time vested RSUs on the date of the Company’s Annual Meeting in May 2009. The Committee believes that the restricted stock unit grant, including the selection of a four year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase overall stockholder value. The RSU grants that were made in 2009 to our Named Executive Officers are set out and described in the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 31.

The Committee is in the process of determining the structure of the long-term incentive grants that will be made to our Named Executive Officers for periods commencing in 2010 and expects that the program will be similar in structure to that which was provided for the Named Executive Officers in 2009. In this regard, we are seeking shareholder approval of an amendment to our Equity Plan, which, among other things, increases the number of shares available for long-term incentive grants. See Proposal Two—Amendments to the Amended and Restated Equity and Incentive Plan on page 14.

Benefits and Perquisites

Our Named Executive Officers are eligible to participate in all of the benefit programs generally offered to employees. In addition, Named Executive Officers receive automobile allowances, supplemental life insurance benefits, airline travel club memberships and country club memberships.

The Committee has determined that the Named Executive Officers’ perquisites are appropriate and below peer group median levels. The supplemental life insurance benefits provided to the Named Executive Officers are consistent with those provided to similarly situated executives of the companies in our peer group. Although the airline travel club memberships are occasionally used for meetings, they are generally used for the executive’s convenience. The country club memberships allow our Named Executive Officers to interface with our community and provide them access to quality establishments for business entertainment.

Employment Agreements; Other Compensation

Each of our Named Executive Officers was a party to an employment agreement negotiated prior to 2008. The agreements for Mr. Welch, Mr. Yocke, and Mr. Ormsby expired on December 31, 2008. As such, the Committee reviewed each of these agreements prior to its renewal in the context of best practices for public companies. The Company considered the peer group market data, best practices and recommended terms provided by FWC. The Committee then negotiated the terms of these new employment agreements, as well as new agreements with Mr. Dirks and Mr. Nelson. We entered into the new agreements with Mr. Dirks and Mr. Nelson even though their previous agreements were not expiring, in order to maintain a level of consistency among the executives and to conform all of the agreements to the requirements of section 409A of the Internal Revenue Code. In December 2008, following conclusion of these negotiations, we entered into new agreements with all of the Named Executive Officer other than Mr. Welch, who entered into his new agreement with EICN. The new agreements became effective January 1, 2009.

As with the prior employment agreements, these new agreements are designed to protect the Company through the restrictive covenants, to serve as recruiting and retention tools and to provide for severance both generally, and in connection with a change in control. However, the new agreements differ from the prior agreements in several respects. First, under the new agreements, severance and change in control payments are determined based on a fixed formula whereas under the prior employment agreements, severance and change in control payments were based on a fixed formula or, if longer, the remaining term of the employment agreement. In addition, in the event of a change in control, the executives would be eligible to receive a change in control tax gross-up unless the change in control-related payments exceed the statutory threshold by a small amount, in which case, the change in control-related payments and benefits would instead be capped at the statutory threshold and no gross-up would be paid. Based on the information provided by FWC described above, the Committee found these revised provisions to be reasonable and consistent with market practice. Finally, the Committee believed that the non-competition restrictions in the agreements with Messrs. Dirks and Welch were material to the Company and, therefore, certain provisions providing for payments to Messrs. Dirks and Welch throughout the non-competition periods were retained, even in the event that their employment were terminated after the terms of their employment agreements had expired.

Stock Ownership Guidelines

The Committee adopted guidelines that require executives, including all of the Named Executive Officers, to attain specific levels of share ownership. Executives eligible for regular annual equity grants must retain 50% of “net gain shares” acquired upon exercise of stock options (i.e., shares acquired after the payment of the option exercise price and all employment and income taxes) and payment of RSUs and earned performance shares, until the multiple is achieved. Once the multiple is achieved, executives must continue to retain 25% of all net gain shares for the duration of their employment. These guidelines insure that officers are adding to their holdings in the Company’s shares to the extent that the equity incentives granted under the Company’s executive compensation program deliver realized value to these officers.

Position	Multiple of Base Salary
CEO	4x
COO/Executive Vice President	3x
Senior Vice President	2x
Vice President	1x

Given our short time as a publicly-traded company, none of our executives had met the applicable multiple in the stock ownership guidelines as of December 31, 2009. However, each Named Executive Officer purchased Company stock in 2009, in addition to receiving the equity grants provided by the Company.

Risk Assessment

Management prepared a risk assessment analysis to determine whether our compensation plans promote excessive or undue risk-taking and concluded that the potential for such risk is low. Towers Perrin then reviewed management’s analysis and agreed with this conclusion. Finally, the Committee considered both management’s analysis and Towers Perrin’s review, agreed with their conclusions, similarly concluded that these compensation plans are not reasonably likely to have a material adverse effect on the Company, and reported its results to the full Board of Directors. Moreover, the Committee believes that any risks associated with our compensation plans and policies are mitigated by our grant and clawback policies and procedures, which are described below.

Stock Option Approval and Grant Procedures

Stock Grant Policy

The Board has adopted an equity grant policy that specifies the Company’s practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, performance shares and any other stock based award. This policy was amended in November 2009, after the 2009 annual awards were granted, to change the timing of the annual awards to executives.

Prior to its amendment, and governing the 2009 annual grants to the Named Executive Officers, the equity grant policy required that all equity award grants be made once per year on the date of our annual meeting of stockholders, with the exception of new hire grants, certain grants to non-officers, as described below and grants of performance share awards. Specifically, equity award grants to officer new hires will be made on the first day of employment, subject to prior approval by the Committee.

Performance share awards (and similar performance-based awards other than stock options) that are intended to satisfy the requirements for performance-based compensation under section 162(m) of the Internal Revenue Code typically will be made within the first 90 days of the calendar year.

Generally, our Chief Administrative Officer will prepare a list of equity grants for our CEO’s consideration and, prior to a scheduled Committee meeting (or approval date for awards), our CEO will submit to the Committee, for its consideration, a list of recommended equity grants (including the names of grantees, which will not include our CEO, and the terms of the awards) to be considered by the Committee. To the extent any grantees are officers subject to Section 16 reporting obligations, the list of proposed grants will be provided to our Chief Legal Officer at the same time. The Committee may delegate the authority to grant equity awards to our CEO but solely with respect to equity awards to non-officers, and only if such equity awards are within the guidelines established by the Committee for this purpose.

After its amendment, and governing the 2010 annual grants to the Named Executive Officers, the equity grant policy for employees requires that all equity award grants other than new hire grants, certain grants to non-officers and grants of performance share awards will be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Committee. No other changes were made to the policy.

The Compensation Committee amended the equity grant policy to better align the timing of the equity grant awards made to the Named Executive Officers with the timing of other annual employee compensation decisions, including the evaluation of the NEOs’ annual performance, evaluation of the previous year’s annual bonus, and the annual salary review.

Recapture or “Clawback” Policies

Under the Equity Plan, if a grantee engages in certain conduct considered harmful to us prior to or following termination of employment, then the grantee may be required to forfeit (1) all then outstanding awards under the plan, without consideration, (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan, and (3) any cash amounts previously paid to a grantee in respect of a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.

In addition, the performance shares granted to our Named Executive Officers specifically provide that in the event the Company is required to restate any of its financial statements applicable to the performance period covered by the awards, then the Company may require our Named Executive Officers to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had this restatement not been required.

Tax Considerations

Under section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to our CEO, or any of our three other highest paid executive officers (other than our CFO) who are employed by the Company at year-end. The Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under section 162(m). Accordingly, the Committee has taken, and intends to take, appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. In this regard, the Committee believes that no compensation paid in 2009 to the applicable Named Executive Officers will fail to be deductible under section 162(m). However, notwithstanding this general policy, the Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, even if the compensation is not fully deductible under section 162(m). In this regard, some portion of the restricted stock units currently granted may not be deductible in the future.

COMPENSATION COMMITTEE REPORT

On March 24, 2010, the Compensation Committee, comprised of Independent Directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

/s/ Compensation Committee

Richard W. Blakey, Chairman
Katherine W. Ong
Michael D. Rumbolz

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2009, 2008 and 2007:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Deferred Compensation Earnings ($)	All Other Compensation(6) ($)	Total ($)
Douglas D. Dirks	2009	702,810	—	396,640	456,705	229,857	—	57,188	1,843,200
President and Chief	2008	595,232	—	576,300	570,950	745,096	—	51,532	2,539,110
Executive Officer, EHI	2007	575,509	—	704,625	441,000	718,724	—	62,090	2,501,948
William E. Yocke	2009	384,638	—	124,320	139,995	97,981	—	52,012	798,946
Executive Vice	2008	365,021	—	192,100	180,300	277,052	—	41,505	1,055,978
President and Chief	2007	313,236	680	234,856	147,000	173,880	—	49,028	918,680
Financial Officer, EHI
Martin J. Welch	2009	439,622	—	195,360	238,680	143,495	—	53,579	1,070,736
President and Chief	2008	416,289	—	288,150	300,500	404,815	—	41,731	1,451,485
Operating Officer,	2007	355,940	680	352,313	220,500	298,716	—	42,743	1,270,892
EICN, ECIC, EPIC
and EAC
Lenard T. Ormsby	2009	374,093	—	100,640	117,045	77,970	—	43,290	713,038
Executive Vice	2008	356,630	—	144,075	150,250	221,470	—	48,400	920,825
President and Chief	2007	320,665	680	234,856	147,000	177,984	—	49,365	930,550
Legal Officer, EHI
John P. Nelson(5)	2009	260,924	—	100,640	117,045	54,909	—	49,159	582,677
Executive Vice	2008	242,539	2,172	144,075	150,250	152,048	—	32,494	723,578
President and Chief
Administrative
Officer, EHI

(1)	Salary includes base salary and payments in respect of vacation, holiday and sick days and income recognized with respect to excess life insurance provided by the Company.

(2)

The amounts in the “Stock Awards” column for 2009 consist of restricted stock units (RSUs) granted in 2009 under the Equity Plan. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2009 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any of our Named Executive Officers in 2009 and all other assumptions used to calculate the expense amounts shown for 2009 are set forth in Note 17 to the 2009 Consolidated Financial Statements. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 31.

(3)

The amounts in the “Options Awards” column relate to stock options granted under the Equity Plan in 2009. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2009 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any of our Named Executive Officers in 2009 and we have used the Black-Scholes option pricing method for calculating the expense amounts shown. Specifically, the assumptions used to calculate the expense amounts shown for stock options for 2009 are set forth in Note 17 to the 2009 Consolidated Financial Statements. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 31.

(4)

For the year 2009, the Non-Equity Incentive Plan Compensation listed on this table reflects the cash bonus earned by each of our Named Executive Officers with respect to 2009 under the Equity Plan, which was paid in the first quarter 2010 below the target level of achievement based upon the Company’s performance and the actual individual performance of each Named Executive Officer in 2009.

(5)	No disclosure is provided for Mr. Nelson for 2007 because he was not a Named Executive Officer during that year.

(6)	Includes the following payments that we paid to or on behalf of our Named Executive Officers:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Excess Accrued Vacation(a) ($)	Life Insurance Premiums ($)	Spouse Family Travel ($)	Personal Benefits(b) ($)	Total ($)
Douglas D. Dirks	2009	15,600	10,516	9,800	12,981	5,107	426	2,758	57,188
William E. Yocke	2009	14,400	6,422	9,800	14,038	3,559	409	3,384	52,012
Martin J. Welch	2009	14,400	6,716	9,800	16,154	4,095	419	1,995	53,579
Lenard T. Ormsby	2009	14,400	7,158	9,800	6,827	3,461	—	1,644	43,290
John P. Nelson	2009	14,400	11,018	9,800	9,615	2,438	420	1,468	49,159

(a)

For each Named Executive Officer, excess accrued vacation represents the dollar value of vacation accrued during 2009, in excess of the vacation accrual permitted for the Company’s management employees generally. The dollar values were determined by reference to the Named Executive Officers’ base salaries in effect at December 31, 2009.

(b)

Personal benefits include costs associated with Named Executive Officers and their guests (i.e., spouse, family member or similar guest) attendance at board meetings and/or board activities. Specifically, for one board retreat during 2009, each Named Executive Officer was allowed to bring a guest. For this retreat, the Company incurred costs for payment of, or reimbursement associated with, commercial airfare, meals, sightseeing, and other similar travel and entertainment related expenses. Also included are the costs associated with the Named Executive Officers’ professional memberships.

GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

2009 Incentive Bonus Program.  As discussed above, the 2009 annual cash bonus program provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals and individual performance goals, calculated as a percentage of the Named Executive Officer’s base salary earned during the applicable year, with higher ranked executive officers being eligible for a higher percentage of base salary. For 2009, the target bonus award percentages were as follows: Mr. Dirks, 70%; Mr. Welch, 70%; Mr. Yocke, 55%; and Messrs. Ormsby and Nelson, 45%. Amounts earned under the 2009 bonus program by our Named Executive Officers are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities for 2009 for our Named Executive Officers at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.

Stock Options and Restricted Stock Units

As discussed above, the Company granted stock options and RSUs to our Named Executive Officers in 2009 under the Equity Plan.

Each option was granted with an exercise price equal to the fair market value of the shares on the date of grant (which is the closing price of the shares on the date of grant), has a term of seven years, and vests as to 25% of the shares underlying each grant on each of the first four anniversaries of the date of grant. The options are subject to accelerated vesting in certain limited circumstances, such as the death or disability of the executive, or in connection with a change of control of the Company. The stock options awarded for 2009 are set forth under the Option Awards columns below.

The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. The RSUs are subject to accelerated vesting in certain limited circumstances, such as: death or disability of the executive, or in connection with a change of control of the Company. RSUs awarded for 2009 are set forth below under the All Other Stock Awards column.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Stock Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Douglas D. Dirks	n/a	—	489,058	684,681	—	—	—	—
	5/28/09	—	—	—	—	99,500	11.84	456,705
	5/28/09	—	—	—	33,500	—	—	396,640
William E. Yocke	n/a	—	208,471	291,860	—	—	—	—
	5/28/09	—	—	—	—	30,500	11.84	139,995
	5/28/09	—	—	—	10,500	—	—	124,320
Martin J. Welch	n/a	—	305,308	427,431	—	—	—	—
	5/28/09	—	—	—	—	52,000	11.84	238,680
	5/28/09	—	—	—	16,500	—	—	195,360
Lenard T. Ormsby	n/a	—	165,894	232,252	—	—	—	—
	5/28/09	—	—	—	—	25,500	11.84	117,045
	5/28/09	—	—	—	8,500	—	—	100,640
John P. Nelson	n/a	—	116,827	163,558	—	—	—	—
	5/28/09	—	—	—	—	25,500	11.84	117,045
	5/28/09	—	—	—	8,500	—	—	100,640

(1)

The Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns reflect 100% of the award at target level of achievement, and 140% of the award at maximum level of achievement, based on a percentage of the base salary earned by each Named Executive Officer in 2009.

(2)	Amounts shown are the number of RSUs granted to the Named Executive Officers in May 2009. The RSUs will vest as to 25% of the units on each of four anniversaries of the date of grant.

(3)

Amounts shown are the number of shares underlying the options granted to the Named Executive Officers in May 2009. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

(4)

Amounts shown represent the aggregate fair value of the RSUs and stock options as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 17 to the 2009 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of common stock. The exercise price of the stock options equals the closing price of the shares as of the date of grant, pursuant to the terms of the Equity Plan.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment arrangements with our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards for each of our Named Executive Officer as of December 31, 2009:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercised Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	5/28/09	—	99,500	—	11.84	05/28/2016	33,500	513,890	—	—
	5/29/08	23,750	71,250	—	19.21	05/29/2015	22,500	345,150	—	—
	8/08/07	37,500	37,500	—	18.79	08/08/2014	—	—	37,500	575,250
William E. Yocke	5/28/09	—	30,500	—	11.84	05/28/2016	10,500	161,070	—	—
	5/29/08	7,500	22,500	—	19.21	05/29/2015	7,500	115,050	—	—
	8/08/07	12,500	12,500	—	18.79	08/08/2014	—	—	12,499	191,735
Martin J. Welch	5/28/09	—	52,000	—	11.84	05/28/2016	16,500	253,110	—	—
	5/29/08	12,500	37,500	—	19.21	05/29/2015	11,250	172,575	—	—
	8/08/07	18,750	18,750	—	18.79	08/08/2014	—	—	18,750	287,625
Lenard T. Ormsby	5/28/09	—	25,500	—	11.84	05/28/2016	8,500	130,390	—	—
	5/29/08	6,250	18,750	—	19.21	05/29/2015	5,625	86,288	—	—
	8/08/07	12,500	12,500	—	18.79	08/08/2014	—	—	12,499	191,735
John P. Nelson	5/28/09	—	25,500	—	11.84	05/28/2016	8,500	130,390	—	—
	5/29/08	6,250	18,750	—	19.21	05/29/2015	5,625	86,288	—	—
	8/08/07	7,500	7,500	—	18.79	08/08/2014	—	—	7,500	115,050

(1)

For the years 2009 and 2008, reflects stock options granted in May 2009 and May 2008, respectively, under the Equity Plan. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

For the year 2007, reflects options granted in August 2007 under the Equity Plan. Each option vests as to 25% of the shares underlying each grant six months following the date of grant and as to an additional 25% on each of the first three anniversaries of the six-month anniversary of the date of grant.

(2)

For the years 2009 and 2008, reflects RSUs granted in May 2009 and May 2008, respectively, under the Equity Plan. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant.

(3)

For the year 2007, reflects the number of performance shares that were awarded to the Named Executive Officers at the end of the three-year performance period commencing January 1, 2007, using the maximum level of achievement, based on the performance goals set forth in the grants made in August 2007 under the Equity Plan.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	—	—	7,500	91,575
William E. Yocke	—	—	2,500	30,525
Martin J. Welch	—	—	3,750	45,788
Lenard T. Ormsby	—	—	1,875	22,894
John P. Nelson	—	—	1,875	22,894

(1)	The number of shares acquired on vesting column reflects the vesting of 25% of the RSUs granted on May 29, 2008 under the Equity Plan.

(2)	The value realized on vesting is equal to the number of shares that have vested multiplied by the fair market value of the shares as of May 29, 2009, which was $12.21.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in any qualified or nonqualified defined benefit plans maintained by the Company.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.

Potential Payments upon Termination or Change in Control

The following summaries and the chart that follows set forth estimated potential amounts payable to our Named Executive Officers upon termination of employment or a change in control under the employment agreements that were in effect as of December 31, 2009, and the Company’s other compensation programs. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.

Douglas D. Dirks

Employment Agreement

If, during the term of Mr. Dirks’ employment agreement, his employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in each case, other than either during the 24-month period following a change in control of the Company or during the six-month period prior to, but in connection with, a change in control, then he will be entitled to:

•	severance payment equal to two times his base salary payable in bi-weekly installments for 24 months; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.

If, during the term of his employment agreement, Mr. Dirks terminates his employment for good reason or his employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either within 24 months following a change in control or within six months prior to, but in connection with, a change in control, then he will be entitled to receive:

•

a lump sum cash payment equal to three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs or, if the termination date is before January 1, 2010, the average of the annual bonus amounts he earned in 2007 and 2008; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.

In addition, if Mr. Dirks will be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, then he will be entitled to payment in an amount that is necessary to place Mr. Dirks in the same after-tax financial position that he would have been in if he had not been subject to this excise tax (the “Gross-Up Payment”). However, if payments and benefits to which Mr. Dirks is entitled by reason of the change in control do not exceed 110% of the largest amount that would result in no portion of these benefits and compensation being subject to the excise tax, then Mr. Dirks will not be entitled to a Gross-Up Payment, and instead his payments and benefits will be reduced so that he is not subject to the excise tax.

In exchange for the severance compensation and other benefits, if Mr. Dirks or the Company terminates Mr. Dirks’ employment for any reason other than his death or disability (whether or not during the term of his employment), Mr. Dirks will be subject to certain non-competition and non-solicitation restrictions for 24 months after the termination date, in addition to other restrictive covenants. Additionally, Mr. Dirks will be required to sign a global release of liability. Finally, if Mr. Dirks’ employment is terminated (1) during the term of his agreement by him for other than good reason, death or disability, or (2) following the expiration of the term (by either him or the Company) for any reason other than (a) by the Company for cause or (b) by reason of his death or disability, then Mr. Dirks will be entitled to non-competition payments equal to two times his base salary payable in bi- weekly installments for 24 months following his termination of employment. If the non-competition provisions in his employment agreement are nonenforceable, however, then Mr. Dirks will not be entitled to any unpaid non-competition payments.

Termination for Death or Disability.  In accordance with the Company’s policies generally applicable to all employees, if Mr. Dirks’ employment had been terminated as a result of his disability, Mr. Dirks would have been entitled to a benefit equal to $15,000 per month until Mr. Dirks reached age 65.

Terms of Equity Awards

Terminations Not Related to a Change in Control:

Termination of Employment by the Company for other than Cause.  Under the terms of his equity award agreements, if Mr. Dirks’ employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) a portion of his unvested options will become vested, the remaining unvested options will be forfeited and all of his then vested options will remain exercisable for one year following such termination (or one year following his death if he dies within the one-year period following such termination), (2) a prorated portion of the performance shares awarded will be deemed earned, subject to the achievement of the applicable performance goals, and (3) all outstanding unvested RSUs will be forfeited.

Termination by Reason of Death or Disability.  If Mr. Dirks’ employment is terminated by reason of his death or disability, his options will vest in full as of the date of his termination of employment and will remain exercisable for one year thereafter; provided, however, that if his employment terminates by reason of his disability and he dies during such one-year period, then, depending on the grant, his options will remain exercisable for one year following his death. In addition, his performance shares will be awarded to the extent of the actual achievement of the performance goals and his RSUs will become fully vested.

Termination by the Company for Cause or by Mr. Dirks Voluntarily.  If Mr. Dirks’ employment is terminated by the Company for cause or he terminates his employment for any reason other than as described above (and not in connection with a change in control) then he will forfeit any outstanding unvested awards. If his termination is by the Company for cause, then his vested options will immediately terminate. However, if Mr. Dirks voluntarily terminates his employment, his options will remain exercisable for, depending on the grant, either 90 days or one year following his termination of employment (or one year following his death if he dies during the post-termination exercise period). In addition, Mr. Dirks’ performance shares and RSUs would terminate upon his termination of employment, except that if Mr. Dirks terminated his employment for good reason, then his performance shares would be treated as if he was terminated by the Company for other than cause, as described above.

Change in Control Provisions. If Equity Awards are Not Assumed.  If Mr. Dirks’ equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) Mr. Dirks’ options will become fully vested and exercisable and will terminate immediately following the change in control, and (2) his performance shares and RSUs will become fully vested, any applicable restrictions will lapse and any applicable performance conditions will be deemed to be fully achieved.

If Equity Awards are Assumed.  If Mr. Dirks’ equity awards are assumed or substituted for in connection with a change in control but Mr. Dirks’ employment is terminated without cause during the 24-month period following such change in control, then (1) his options will become fully vested and exercisable, and (2) his performance shares and RSUs will become fully vested, any applicable restrictions will lapse and any applicable performance conditions will be deemed to be fully achieved.

Terms of Annual Bonus Award

The treatment of Mr. Dirks’ annual bonus award upon his termination of employment or the occurrence of a change in control is described under “2009 Incentive Bonus Program for all Named Executive Officers,” below.

Messrs. Yocke, Welch, Ormsby, and Nelson

Employment Agreements

Under their employment agreements, upon termination of employment other than for cause or by the executive for good reason, and not related to a change in control, Mr. Welch would receive base salary continuation for 12 months (and potentially additional severance or noncompetition payments, which are described below) and Messrs. Yocke, Ormsby, and Nelson would receive base salary continuation for 18 months. If their termination of employment other than for cause or by the executives for good reason is following a change in control, or within six months prior to, but related to a change in control, the executives would instead receive (1) a lump sum cash payment equal to two times the sum of (a) the executives’ base salary and (b) the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs or, if the termination date is before January 1, 2010, the average of the annual bonus amounts earned by the executive in 2007 and 2008, and (2) continued health insurance coverage for 18 months following their date of termination. In addition, the executives would be entitled to either a Gross-Up Payment or reduction in payments and benefits under the same terms that would apply to Mr. Dirks, as described above.

In addition, under Mr. Welch’s employment agreement, in exchange for the severance compensation and other benefits, if Mr. Welch or EICN terminates Mr. Welch’s employment for any reason other than his death or disability (whether or not during the term of his agreement), Mr. Welch would be subject to non-competition restrictions for 12 months and non-solicitation restrictions for 18 months after his termination of employment in addition to other restrictive covenants. Additionally, Mr. Welch would be required to sign a global release of liability. Moreover, if Mr. Welch’s employment is terminated (1) during the term of his agreement by him for other than good reason, death or disability or (2) following the expiration of the term (by either him or EICN) for any reason other than (a) by EICN for cause or (b) by reason of his death or disability, then Mr. Welch will be entitled to non-competition payments equal to continuation of his base salary for 12 months following his termination of employment. Finally, if following the one-year anniversary of the date of his termination of employment, (x) Mr. Welch continues to satisfy the restrictions in the non-competition covenant in his employment agreement and (y) Mr. Welch’s employment had been terminated whether or not during the term for any reason other than by EICN for cause, by reason of his death or disability or by him for good reason, then: (A) if his termination had occurred during the term, he will continue to receive the severance payments and health insurance medical benefits described above generally starting from the one-year anniversary of his termination of employment, and (B) if such termination occurred after the term, Mr. Welch will continue to receive the non-competition payments and benefits described above generally starting from the one-year anniversary of his termination of employment, in either case, for the shorter of an additional six months or until Mr. Welch engages in activities that no longer satisfy the restrictions in the non-competition covenant. If the non-competition provisions in his employment agreement are nonenforceable, however, then Mr. Welch will not be entitled to any unpaid non-competition payments or benefits.

Under the employment agreements with Messrs. Yocke, Ormsby and Nelson, in exchange for the severance compensation and the other benefits, if the executive or Company terminates the executive’s employment for any reason other than the executive’s death or disability during the term of his employment agreement, then the executive will be subject to certain non-competition and non-solicitation restrictions for 18 months after the termination date in addition to other restrictive covenants. Additionally, the executive will be required to sign a global release of liability.

Termination for Death or Disability.  In accordance with the Company’s policies generally applicable to all employees, if Messrs. Welch, Yocke, Ormsby, and Nelson’s employment had been terminated as a result of the executive’s disability, the executive would have been entitled to a benefit equal to $15,000 per month until he reached age 65.

Equity Awards

The description of the terms of the equity awards for Mr. Dirks set forth above apply as well to the terms of the equity awards for Messrs. Yocke, Welch, Ormsby, and Nelson.

2009 Incentive Bonus Program for all Named Executive Officers

The following termination and change in control provisions of our 2009 Incentive Bonus Program apply to the 2009 annual bonuses granted to each of our Named Executive Officers:

Death or Disability.  If the executive’s employment terminates prior to December 31, 2009, by reason of his death or total and permanent disability, the 2009 annual bonus award will become payable at the same time as it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2009, and based on the actual salary that the executive would have earned had he remained in employment through December 31, 2009, and subject to, and to the extent of, the actual achievement of the performance goals including actual performance of the applicable individual goals prior to termination of employment.

Retirement.  In the event the executive’s employment terminates prior to December 31, 2009, by reason of his retirement (meaning, termination when the sum of his age and service credit since January 1, 2000 equals or exceeds 65), the 2009 annual bonus award will become payable at the same time as it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2009, and based on the actual salary that he would have earned from the Company for 2009, had he remained in employment through December 31, 2009, and subject to, and to the extent of, the actual achievement of the performance goals, including actual performance of the executive’s individual goals prior to termination of employment, so long as the executive refrains from engaging in Harmful Conduct (as defined below) through December 31, 2009.

“Harmful Conduct” means (1) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any affiliate, or (2) a violation of any of the restrictive covenants contained in the executive’s employment, severance or other agreement with the Company, or any of its affiliates.

Involuntary Termination Without Cause.  If the Company (or with respect to Mr. Welch, EICN) terminates the executive’s employment prior to December 31, 2009, other than for cause, then the executive would be entitled to a prorated annual bonus, payable at the same time as his bonus would otherwise have been paid, in an amount equal to the product of (a) the total value of the annual bonus that would have been paid had he continued in employment until December 31, 2009, calculated based on the actual salary that he would have earned for 2009 had he remained in employment through December 31, 2009, and subject to, and to the extent of, the actual achievement of the performance goals; provided that the applicable individual goals will be assumed to be achieved at zero percentage and (b) a fraction, the numerator of which is the number of full months elapsed from January 1, 2009, until the executive’s date of termination, and the denominator of which is 12.

For Cause; Voluntary Termination.  If the Company (or with respect to Mr. Welch, EICN) terminates the executive’s employment for cause or the executive voluntarily terminates his employment for any reason prior to the date the 2009 annual bonuses are paid out, other than for any of the reasons described above, then the executive’s 2009 annual bonus will terminate and be forfeited immediately.

Change in Control.  Upon the consummation of a change in control, if the executive remained continuously employed through such consummation, then he will be entitled to a prorated 2009 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2009, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control including actual performance of the applicable individual goals as of the consummation of the change in control, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2009, assuming target level of achievement of all applicable performance goals, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2009, until the consummation of the change in control, and the denominator of which is 12.

Assuming each of the Named Executive Officers’ employment had terminated on December 31, 2009, under each of the circumstances set forth in the chart below (including the occurrence of a change in control on December 31, 2009), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans and policies, as provided below.

Employment Termination and Change-in-Control Payments and Benefits

Name	Salary ($)		Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)		Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity Awards ($)		280G Gross Up ($)	Total ($)
Douglas D. Dirks
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,350,000		229,857		173,923	—		—	—	—		—	1,753,780
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,025,000		2,195,730		173,923	23,637		—	—	1,207,290	(3)	1,650,907	7,276,487
Termination (a) prior to expiration of the employment agreement term by the executive for other than good reason, death or disability, or (b) following the expiration of the employment agreement term (by the executive or EHI) for any reason other than (i) by EHI for cause or (ii) by reason of death or disability.	1,350,000	(4)	229,857		173,923	—		—	—	—		—	1,753,780
Change In Control	—		489,058	(5)	—	—		—	—	1,207,290	(6)	—	1,696,348
Death	—		229,857		173,923	—		2,025,000	—	1,207,290		—	3,636,070
Disability	—		229,857		173,923	—		—	2,460,000	1,207,290		—	4,071,070
William E. Yocke
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	547,500		97,981		92,589	14,896		—	—	—		—	752,966
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	730,000		450,932		92,589	14,896		—	—	382,870	(3)	—	1,671,287
Change in Control	—		208,471	(5)	—	—		—	—	382,870	(6)	—	591,341
Death	—		97,981		92,589	—		1,095,000	—	382,870		—	1,668,440
Disability	—		97,981		92,589	—		—	975,000	382,870		—	1,548,440
Martin J. Welch
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EICN for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	630,000	(7)	143,495		87,156	23,637	(8)	—	—	—		—	884,288
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EICN for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	840,000		703,531		87,156	23,637		—	—	607,685	(3)	584,522	2,846,531
Termination (a) prior to expiration of the employment agreement term by the executive for other than good reason, death or disability, or (b) following the expiration of the employment agreement term (by the executive or EICN) for any reason other than (i) by EICN for cause or (ii) by reason of death or disability.	630,000	(9)	143,495		87,156	23,637	(8)	—	—	—		—	884,288
Change in Control	—		305,308	(5)	—	—		—	—	607,685	(6)	—	912,993
Death	—		143,495		87,156	—		1,260,000	—	607,685		—	2,098,336
Disability	—		143,495		87,156	—		—	1,980,000	607,685		—	2,818,336

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity Awards ($)		280G Gross Up ($)	Total ($)
Lenard T. Ormsby
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	532,500	77,970		76,398	23,637	—	—	—		—	710,505
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	710,000	399,454		76,398	23,637	—	—	305,928	(3)	—	1,515,417
Change in Control	—	165,894	(5)	—	—	—	—	305,928	(6)	—	471,822
Death	—	77,970		76,398	—	1,065,000	—	305,928		—	1,525,296
Disability	—	77,970		76,398	—	—	1,380,000	305,928		—	1,840,296
John P. Nelson
Termination prior to the expiration of the employment agreement term, not in connection with a change in control, and either (a) by Employers for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	375,000	54,909		66,302	23,637	—	—	—		—	519,848
Termination prior to the expiration of the employment agreement term in connection with a change in control (a) by Employers for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	500,000	256,000		66,302	23,637	—	—	305,928	(3)	—	1,151,867	(10)
Change in Control	—	116,827	(5)	—	—	—	—	305,928	(6)	—	422,755
Death	—	54,909		66,302	—	750,000	—	305,928		—	1,177,139
Disability	—	54,909		66,302	—	—	2,958,333	305,928		—	3,385,472

(1)

For the year 2009, the Non-Equity Incentive Plan Compensation listed on this table reflects the cash bonus earned by each of our Named Executive Officers with respect to 2009 under the Equity Plan, which was paid in the first quarter of 2010 at below the target level of achievement based upon the Company’s performance and the actual individual performance of each Named Executive Officer in 2009.

(2)

Disability benefits are available to all full-time employees. In the event the Named Executive Officer had been terminated due to disability, he would have been entitled to a benefit equal to 66 2/3% of his monthly salary, up to a maximum of $15,000 per month.

(3)

The value for equity acceleration that is shown for termination of a Named Executive Officer’s employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(4)	This amount will be provided only if, and to the extent that, Mr. Dirks does not violate the noncompetition covenant in his employment agreement.

(5)

This amount reflects the greater of (a) the actual cash bonus earned by each of our Named Executive Officers with respect to 2009 under the Equity Plan and (b) the value of the 2009 cash bonus determined for such Named Executive Officer based on target level of achievement of all applicable performance goals. For 2009, the cash bonus based on target level of achievement was greater than the actual cash bonus for each of our Named Executive Officers.

(6)

The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the Named Executive Officer’s employment had been terminated.

(7)

This amount also includes an additional six months of salary following the first anniversary of his termination, but will be provided only if, and to the extent that, Mr. Welch does not violate the noncompetition covenant in his employment agreement.

(8)

This amount includes an additional six months of continuation of medical benefits, which would be provided to Mr. Welch following the first anniversary of his termination if, and to the extent that, he does not violate the noncompetition covenant in his employment agreement, and his employment is terminated prior to the expiration of the employment agreement term. Mr. Welch would not be entitled to this additional six months of continuation of medical benefits if his employment terminates following the expiration of the employment agreement term.

(9)

This amount also includes an additional six months of salary following the first anniversary of his termination, but will be provided only if, and to the extent that, Mr. Welch does not violate the noncompetition covenant in his employment agreement, and has terminated his employment for good reason.

(10)

The actual amount to which Mr. Nelson would be entitled would be $1,099,290 instead of $1,151,867, because, under the terms of his employment agreement, when the total value of his change in control related payments and benefits exceeds the safe harbor under section 280G of the Internal Revenue Code, but does not exceed 110% of this safe harbor, then this total would be reduced to the value of this safe harbor, with the non-cash portion reduced first (if necessary, to zero), and then the cash portion would be reduced, to the extent necessary.

Director Compensation

Non-employee Directors receive an annual retainer of $25,000, and are also paid cash fees of $1,000 for each Board meeting above four meetings in a calendar year, $1,500 for each Audit Committee meeting attended and $1,000 for each other committee meeting attended. The Chairman of the Board is paid an additional cash fee of $20,000 annually. Committee chairpersons are paid an additional cash fee of $10,000 annually.

In addition to the cash compensation, on May 28, 2009, each non-employee Director was granted an award of RSUs with a value of $59,993. Subject to accelerated vesting as set forth below, the RSUs will vest in full on May 28, 2010, and will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents which will be reinvested in additional RSUs.

The following table sets forth a summary of the compensation we paid to our non-employee Directors in 2009:

Name	Year	Fees Earned or Paid In Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert J. Kolesar	2009	54,000	59,993	—	—	1,264	1,048	116,305
Richard W. Blakey	2009	51,000	59,993	—	—	695	1,318	113,006
Valerie R. Glenn	2009	33,000	59,993	—	—	1,264	1,929	96,186
Rose E. McKinney-James	2009	42,000	59,993	—	—	1,264	270	103,527
Ronald F. Mosher	2009	49,000	59,993	—	—	1,264	1,213	111,470
Katherine W. Ong	2009	48,500	59,993	—	—	1,264	1,877	111,634
Michael D. Rumbolz	2009	52,000	59,993	—	—	695	1,631	114,319
John P. Sande, III	2009	47,000	59,993	—	—	695	1,713	109,401

(1)	The amounts in the “Stock Awards” column relate to RSUs granted by the Company to the non-employee members of the Board of Directors under the Equity Plan in 2009.

The RSUs granted in 2009 will vest on May 28, 2010. The fair market value of each share of common stock subject to the RSUs on the date of grant for each non-employee Director was $11.84. The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until 6 months after termination of Board service. There were no actual forfeitures of stock awards by any of our Directors in 2009 and all other assumptions used to calculate the expense amounts shown are set forth in Note 17 to the 2009 Consolidated Financial Statements.

(2)

The RSUs granted in August 2007 vested on May 29, 2008, and the RSUs granted in May 2008 vested on May 28, 2009. The settlement of the 2007 RSUs was deferred for each non-employee Director until 6 months after termination of Board service. The 2008 RSU grants allowed each non-employee Director to decide whether to defer settlement of the RSUs until 6 months after termination of Board service or settle the RSUs at vesting. Dividend equivalents were granted to Directors’ who elected to defer settlement of the RSUs after the grants vested. The following table summarizes the dividend equivalents that were granted during 2009:

Name	March 25, 2009		June 3, 2009		September 3, 2009		December 3, 2009		Total 2009
	Dividend Equivalents Issued	Fair Value of Dividend Equivalent	Dividend Equivalents Issued	Fair Value of Dividend Equivalent	Dividend Equivalents Issued	Fair Value of Dividend Equivalent	Dividend Equivalents Issued	Dividend Equivalents Issued	Dividend Equivalents Issued	Dividend Equivalents Issued
Robert J. Kolesar	17	$171	28	$358	25	$369	24	$366	94	$1,264
Richard W. Blakey	17	171	14	179	12	177	11	168	54	695
Valerie R. Glenn	17	171	28	358	25	369	24	366	94	1,264
Rose E. McKinney-James	17	171	28	358	25	369	24	366	94	1,264
Ronald F. Mosher	17	171	28	358	25	369	24	366	94	1,264
Katherine W. Ong	17	171	28	358	25	369	24	366	94	1,264
Michael D. Rumbolz	17	171	14	179	12	177	11	168	54	695
John P. Sande, III	17	171	14	179	12	177	11	168	54	695

	136	$1,368	182	$2,327	161	$2,376	153	$2,334	632	$8,405

(3)

All Other Compensation includes costs associated with the Directors and their guests (i.e., spouse, family member or similar guest) attending board meetings and/or board activities. Specifically, for one board retreat during 2009, each Director was allowed to bring a guest. For this retreat, the Company incurred costs for payment of, or reimbursement associated with commercial airfare, meals, sightseeing, and other similar travel and entertainment related expenses.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all the Company’s existing equity compensation plans as of December 31, 2009:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities) Reflected in Column (a)
Equity compensation plans approved by security holders(1)	2,074,120	$16.30	1,531,418
Equity compensation plans not approved by security holders	0	$—	0

Total	2,074,120	$16.30	1,531,418

(1)	Represents shares of our common stock issuable pursuant to the Company’s Equity and Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

This committee consists of Messrs. Blakey, Chairman, and Rumbolz and Ms. Ong. None of these Directors were at any time during 2009, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. As noted below under Certain Relationships and Related Transactions, Dr. Blakey is a Director of two of the medical providers on our Nevada medical provider panel. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted the Related Person Transactions Policy and Procedures which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.

No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings or its subsidiaries.

Following is a list of transactions that may be considered related party transactions. The Audit Committee reviewed, approved and/or ratified each transaction.

Dr. Blakey, one of our Directors, is a Director and former Chairman of the Board of the Reno Orthopaedic Clinic. In 2007, 2008, and 2009, EICN paid Reno Orthopaedic Clinic approximately $266,048, $282,197, and $307,459, respectively, for medical services it provided to injured workers. Dr. Blakey was formerly a member of the Board of Directors of ARC Medcenters, LLC. In 2007, 2008, and 2009, EICN paid ARC Medcenters, LLC approximately $128,519, $60,767, and $0, respectively, for medical services it provided to injured workers. Dr. Blakey was also formerly the Chairman of the Board of the Reno Spine Center. EICN intends to continue its relationships with certain medical providers at Reno Orthopaedic Clinic and ARC Medcenters.

Ms. Glenn, one of our Directors, is the Chairman, President and Chief Executive Officer of MPR, dba The Glenn Group, formerly known as Rose/Glenn Group. In 2007, 2008, and 2009, the Company paid Rose/Glenn Group and/or The Glenn Group approximately $333,026, $436,882, and $817,090, respectively (of which $527,073 of the $817,090 was paid to outside vendors) for advertising services it provided to the Company. The Company plans to continue utilizing the services of The Glenn Group in 2010 for branding and marketing consultation services.

Mr. Sande, one of the Company’s Directors, is Chairman of the Board of the Reno Tahoe Open, a PGA tournament event, of which the Company was a sponsor and paid $285,000, $282,197, and $1,500 in 2007, 2008, and 2009 respectively, in connection with such sponsorship.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of April 2, 2010, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each Director;

•	each named executive officer; and

•	all Directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of April 2, 2010, 42,725,526 shares of common stock were outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Citigroup Inc.	2,327,404	(1)	5.3%
399 Park Avenue New York, NY 10043
Group comprised of Greenlight Capital, L.L.C.,	2,325,000	(2)	5.3%
Greenlight Capital, Inc., DME Advisors, L.P.,
DME Advisors GP, L.L.C. and David Einhorn
140 East 45th Street, 24th Floor New York, NY 10017
Robert J. Kolesar	14,008	(3)	*
Richard W. Blakey	22,356	(4)	*
Valerie R. Glenn	34,066	(5)	*
Rose E. McKinney-James	11,608	(6)	*
Ronald F. Mosher	18,308	(7)	*
Katherine W. Ong	14,433	(8)	*
Michael D. Rumbolz	17,756	(9)	*
John P. Sande, III	14,756	(10)	*
Douglas D. Dirks	204,197	(11)	*
Martin J. Welch	97,048	(12)	*
Lenard T. Ormsby	55,597	(13)	*
William E. Yocke	61,531	(14)	*
Ann W. Nelson	48,776	(15)	*
John P. Nelson	43,014	(16)	*
All Directors and Executive Officers as a group (14) persons	657,454		*

*	Represents less than 1%

(1)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on January 27, 2010. Citigroup Inc. reported shared voting and dispositive power with respect to all 2,327,404 shares of common stock.

(2)

Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 16, 2010. David Einhorn reported share voting and dispositive power with respect to all 2,325,000 shares of common stock. Greenlight Capital, L.L.C. reported shared voting and dispositive power with respect to 901,905 such shares of common stock, Greenlight Capital, Inc. reported shared voting and dispositive power with respect to 2,190,200 such shares of common stock and DME Advisors, L.P. and DME Advisors GP, L.L.C. reported shared voting and dispositive power with respect to 134,800 such shares of common stock.

(3)	Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010.

(4)	Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010.

(5)	The beneficial owner of 22,758 of such shares is the Glenn Family Trust. Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010 held by Ms. Glenn directly.

(6)	Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010.

(7)

The beneficial owner of 7,000 of such shares is the Ronald F. Mosher Retirement Trust. Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010 held by Mr. Mosher directly.

(8)	Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010.

(9)	Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010.

(10)	Includes 5,067 restricted stock units which shall vest within 60 days after April 2, 2010.

(11)

Mr. Dirks is the beneficial owner of (i) 59,697 common stock shares and (ii) 128,625 shares subject to options, which were exercisable as of April 2, 2010 or which will become exercisable within 60 days after April 2, 2010 and (iii) 15,875 restricted stock units which shall vest within 60 days after April 2, 2010.

(12)

Mr. Welch is the beneficial owner of (i) 23,048 common stock shares and (ii) 66,125 shares subject to options, which were exercisable as of April 2, 2010 or which will become exercisable within 60 days after April 2, 2010 and (iii) 7,875 restricted stock units which shall vest within 60 days after April 2, 2010.

(13)

Mr. Ormsby is the beneficial owner of (i) 13,972 common stock shares and (ii) 37,625 shares subject to options, which were exercisable as of April 2, 2010 or which will become exercisable within 60 days after April 2, 2010 and (iii) 4,000 restricted stock units which shall vest within 60 days of April 2, 2010.

(14)

Mr. Yocke is the beneficial owner of (i) 15,031 common stock shares that include 4,000 common shares held by the Yocke 2006 Family Trust and (ii) 41,375 shares subject to options, which were exercisable as of April 2, 2010 or which will become exercisable within 60 days after April 2, 2010 and (iii) 5,125 restricted stock units which shall vest within 60 days of April 2, 2010.

(15)

Ms. Ann Nelson is the beneficial owner of (i) 10,901 common stock shares and (ii) 33,875 shares subject to options, which were exercisable as of April 2, 2010 or which will become exercisable within 60 days after April 2, 2010 and (iii) 4,000 restricted stock units which shall vest within 60 days of April 2, 2010.

(16)

Mr. John Nelson is the beneficial owner of (i) 8,889 common stock shares and (ii) 30,125 shares subject to options, which were exercisable as of April 2, 2010 or which will become exercisable within 60 days after April 2, 2010 and (iii) 4,000 restricted stock units which shall vest within 60 days of April 2, 2010.

Pursuant to NRS § 693A.500, until February 5, 2012, or, if earlier, such date as the Company no longer directly or indirectly owns a majority of the outstanding voting stock of EICN, no person, other than the Company, any direct or indirect subsidiary of the Company and any employee compensation or benefit plan of the Company or any such direct or indirect subsidiary, may directly or indirectly offer to acquire or acquire in any manner the beneficial ownership of five percent (5%) or more of any class of voting security of the Company without the prior approval of the Nevada Commissioner of Insurance of an application for such acquisition pursuant to NRS § 693A.500. On December 14, 2007, the Nevada Division of Insurance waived any ownership of stock over five percent (5%) limit as a direct result of the Company’s 2007 share repurchase program. Any such acquisition may be subject to the provisions of NRS §§ 693A.505 to 693A.525.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Employers Holdings’ Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms.

AUDIT MATTERS

Audit Committee Independence

The three members of Employers Holdings Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).

Communications with the Audit Committee

Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address:

Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com; or

•	by calling the toll-free hotline and talking to a disinterested person at (800) 826-6762.

Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within twenty-four (24) hours. Reports of suspected violations of law and Company policies will be invested appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.

Audit Committee Report

In connection with the financial statements for the fiscal year ended December 31, 2009, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Ernst & Young, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors at the February 24, 2010 meeting of the Board that Employers Holdings’ audited financial statements for the year ended December 31, 2009 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.

/s/ Audit Committee

Ronald F. Mosher, Chairman
Rose E. McKinney-James
Katherine W. Ong

Service Fees Paid to Independent Accounting Firm

The Audit Committee engaged Ernst & Young to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2009 and the Company’s internal controls over financial reporting as of December 31, 2009. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.

Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $1,668,000 and $1,809,000 for fiscal years 2009 and 2008, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2009 and 2008; audit of the Company’s internal controls over financial reporting as of December 31, 2009; reviews of the Company’s quarterly financial statements; annual statutory audits of the Company’s insurance subsidiaries for the year ended December 31, 2009 and 2008; and comfort letters and consents related to registration statements. All of such audit fees were pre- approved by the Audit Committee.

Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits, due diligence related to acquisition activity, claims system post implementation testing, and Sarbanes-Oxley readiness advice approximated $167,000 and $223,000 for fiscal years ended 2009 and 2008. All of such audit-related fees were pre-approved by the Audit Committee.

Tax fees. The Company has not incurred any tax-related fees from Ernst & Young for 2009 or 2008.

All Other Fees. The Company has not incurred any other fees from Ernst & Young for 2009 or 2008.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s pre-approval policies and procedures for the Auditor’s Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 2 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company’s independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval is made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audit services is made by the Committee or by one or more members of the Committee as designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval report such approval to the Committee at the next scheduled meeting.

GOVERNANCE DOCUMENT INFORMATION

Employers Holdings’ Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company’s website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Employers Holdings’ Vice President, Investor Relations, Vicki Erickson, at (775) 327-2794.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 15, 2010. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by February 6, 2011. The Company’s Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 6, 2011 and not earlier than January 7, 2011.

DISTRIBUTION INFORMATION

Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.

If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings’ transfer agent, Wells Fargo Shareholder Services at 1-800-468-9716 or by writing to Wells Fargo Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.wellsfargo.com/shareownerservices. The stockholder will be sent, without charge, a hard copy of the Annual Report and/or Proxy Statement promptly upon request.

GENERAL

The Board of Directors knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.

Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow & Co., LLC to assist in the solicitation of proxies at an anticipated cost of $6,500.00, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.

So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.

On Behalf of the Board of Directors,

Lenard T. Ormsby, Secretary
April 7, 2010

APPENDIX A

EMPLOYERS HOLDINGS, INC.

AMENDED AND RESTATED EQUITY AND INCENTIVE PLAN

1. Purpose; Types of Awards; Construction.

The purpose of the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan (the “Plan”) is to promote the interests of the Company and its Subsidiaries and the stockholders of the Company by providing officers, employees, non-employee Directors, consultants, and independent contractors of the Company and its Subsidiaries with appropriate incentives and rewards to encourage them to enter into and continue in the employ or service of the Company or its Subsidiaries, to acquire a proprietary interest in the long-term success of the Company and to reward the performance of individuals in fulfilling their personal responsibilities for long-range and annual achievements. The Plan provides for the grant, in the sole discretion of the Committee, of options (including “incentive stock options” and “nonqualified stock options”), stock appreciation rights, restricted stock, restricted stock units, stock- or cash-based performance awards, and other stock-based awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements, and the Plan and Awards shall be interpreted in a manner consistent with such requirements. Notwithstanding any provision of the Plan, to the extent that any Awards would be subject to Section 409A of the Code, the Plan and the Awards and Award Agreements shall be interpreted in a manner consistent with Section 409A of the Code and any regulations or guidance promulgated thereunder.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award granted under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means, unless otherwise specified in the Award Agreement, that the Grantee has (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its Subsidiaries (in any case, other than by reason of a disability, physical or mental illness); (b) committed or engaged in an act of theft, embezzlement or fraud, or (c) committed, been convicted of or plead guilty or nolo contendere to a felony or a misdemeanor with respect to which fraud or dishonesty is a material element. No act or failure to act on the part of the Grantee shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith or without reasonable belief that the Grantee’s act or failure to act was in the best interests of the Company. Determination of Cause shall be made by the Committee in its sole discretion.

(e) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(1) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (3) below and excluding any Person who becomes such a Beneficial Owner solely by reason of the repurchase of shares by the Company; or

(2) during any consecutive 24-month period, the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the effective date of the Initial Public Offering, constitute the Board of Directors and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the effective date of the Initial Public Offering or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, (1) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (2) a “Change in Control” shall not occur for purposes of the Plan as a result of the Initial Public Offering or any transactions or events contemplated by such Initial Public Offering or any secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission, and (3) to the extent required to avoid negative tax consequences under Section 409A of the Code, a “Change in Control” shall not occur for purposes of any Award that is subject to Section 409A of the Code, unless the applicable event also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” shall mean the Compensation Committee of the Board, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board, is an “outside Director” within the meaning of Section 162(m) of the Code, a “nonemployee Director” within the meaning of Rule 16b-3, and an “independent” Director within the meaning of the listing requirements of the New York Stock Exchange or any other national securities exchange on which the Stock is principally traded.

(h) “Company” means Employers Holdings, Inc., a corporation organized under the laws of the State of Nevada, or any successor corporation.

(i) “Covered Employee” shall have the meaning set forth in Section 162(m)(3) of the Code.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

(k)“Fair Market Value” means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Stock as of a particular date shall mean (i) the closing price per share of Stock on the national securities exchange on which the Stock is principally traded or, if not trading on that date, the closing price per share of Stock on such exchange for the last preceding date on which there was a sale of such Stock on such exchange, or (ii) if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market or, if not trading on that date, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market on the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine. Awards granted in connection with the Initial Public Offering shall have a fair market value equal to the offering price.

(l) “Grantee” means an officer, employee, non-employee Director, consultant, or independent contractor of the Company or any Subsidiary who has been granted an Award under the Plan.

(m) “Harmful Conduct” means, unless otherwise specified in an Award Agreement, (i) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any affiliate, or (ii) a violation of any of the restrictive covenants contained in the Grantee’s employment, severance or other agreement with the Company, or any of its affiliates.

(n) “Immediate Family Member” means with respect to any Grantee, the Grantee’s spouse, children or grandchildren (including any adopted or step-children or grandchildren), parents, grandparents or siblings.

(o) “Initial Public Offering” means the initial public offering of the shares of Stock of the Company.

(p) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(q) “NQSO” means any Option that is not designated as an ISO.

(r) “Option” means a right, granted to a Grantee under Section 6(b)(i) of the Plan, to purchase shares of Stock. An Option may be either an ISO or an NQSO.

(s) “Other Stock-Based Award” means a right or other interest granted to a Grantee under Section 6(b)(vi) of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock.

(t) “Performance Award” means a right or other interest granted to a Grantee under Section 6(b)(v) of the Plan that may be payable in cash or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock and which is awarded upon the attainment of Performance Goals.

(u) “Performance Goals” means performance goals pre-established by the Committee in its sole discretion, based on one or more of the following criteria (as determined in accordance with generally accepted accounting principles): revenue growth, premium growth, policy growth, earnings (including earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization), net earnings, operating income, before or after tax income (before or after allocation of corporate overhead and/or bonus), income or net income (before or after-taxes), cash flow (before or after dividends), earnings per share, return on equity, return on capital (including return on total capital or return on invested capital), cash flow return on investment, net assets, return on assets, economic value added models (or an equivalent metric), comparisons with various stock market indices, book value, reductions in cost, combined ratio, loss ratio, expense ratio, market share or penetration, business expansion, share price performance, total shareholder return, improvement in or attainment of expense levels or expense ratios, working capital levels, operating margins, operating ratio, gross margins or cash margins, year-end cash, debt reductions, shareholder equity, market share, regulatory achievements, employee and/or agent satisfaction, customer satisfaction, customer retention, rating agency ratings, and any combination of, or a specified increase in, any of the foregoing. The Performance Goals may be based upon the attainment of specified levels of performance by the Company, or a business unit, division, Subsidiary, or business segment of the Company. In addition, the Performance Goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee in its sole discretion may designate additional business criteria on which the Performance Goals may be based or adjust, modify or amend the aforementioned business criteria, including without limitation, Performance Goals based on the Grantee’s individual performance. Performance Goals may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. Measurement of performance relative to Performance Goals shall exclude the impact of losses or charges in connection with restructurings or discontinued operations. In addition, the Committee in its sole discretion shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary of the Company or the financial statements of the Company or any Subsidiary of the Company, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles or practices, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.

(v) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any Subsidiary, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w) “Plan” means this Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan, as amended from time to time.

(x) “Repricing” shall have the meaning set forth in Section 3 of the Plan.

(y) “Restricted Stock” means an Award of shares of Stock to a Grantee under Section 6(b)(iii) of the Plan that may be subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” means a right granted to a Grantee under Section 6(b)(iv) of the Plan to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of specified performance or other criteria.

(aa) “Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, including any successor to such Rule.

(bb) “Stock” means shares of the common stock, par value $.01 per share, of the Company.

(cc) “Stock Appreciation Right” or “SAR” means the right, granted to a Grantee under Section 6(b)(ii) of the Plan, to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right.

(dd) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ee) “Substitute Awards” means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine Performance Goals no later than such time as required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies; and to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to make adjustments in the terms and conditions of, and the Performance Goals (if any) included in, Awards; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, but subject to Section 5(d) below, neither the Board, the Committee nor their respective delegates shall have the authority without first obtaining the approval of the Company’s stockholders to reprice (or cancel and regrant) any Option or SAR or, if applicable, other Award at a lower exercise, base or purchase price, to cancel any Option or SAR in exchange for cash or another Award if such cancellation has the same effect as lowering the exercise, base or purchase price of such Option or SAR, or to take any other action with respect to an Award that would be treated as a repricing under the rules and regulations of the principal securities market on which the Stock is traded (any such actions, a “Repricing”).

All determinations of the Committee shall be made by a majority of its members either present in person or participating via video conference or other electronic means, at a meeting, or by written consent. The Committee may delegate to one or more of its members or to one or more executive officers or other agents such administrative duties as it may deem advisable (including the authority to grant Awards to non-officers), and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including but not limited to the Company, any Subsidiary of the Company, any Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder. Notwithstanding anything to the contrary continued herein, prior to the consummation of the Initial Public Offering, all Committee action may be taken by the Board.

4. Eligibility.

Awards may be granted to individuals who are officers, employees, non-employee Directors, consultants, or independent contractors of the Company or its Subsidiaries. In determining the persons to whom Awards shall be granted and the number of shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5. Stock Subject to the Plan.

(a) The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 7,105,838 shares of Stock (all of which may be granted as ISOs), subject to adjustment as provided herein. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged, surrendered, or if an Award terminates or expires without a distribution of shares underlying the Award to the Grantee, or if shares of Stock are surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of an Award, the applicable number of shares of Stock with respect to such Award (determined in a manner consistent with the immediately preceding sentence) shall, to the extent of any such forfeiture, cancellation, exchange, surrender, withholding, termination or expiration, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. Substitute Awards shall not reduce the shares of Stock reserved for the grant of Awards under the Plan or authorized for Awards granted to an individual.

(b) Subject to adjustment as provided herein, no more than 1,000,000 shares of Stock may be made subject to Awards of Options and SARs granted to an individual in any consecutive thirty-six month period and no more than 500,000 shares of Stock may be made subject to Awards other than Awards of Options and SARs granted to an individual in any consecutive thirty-six month period. Determinations made in respect of the limitations set forth in the immediately preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

(c) Shares of Stock may, in whole or in part, be authorized but unissued shares or shares of Stock that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(d) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the maximum number and kind of shares of Stock or other property (including cash) that may be issued hereunder in connection with Awards, (ii) the maximum number of shares of Stock that may be made subject to Awards to any individual, (iii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iv) the exercise price, grant price, or purchase price relating to any Award; provided, that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code; and (v) the Performance Goals applicable to outstanding Awards.

6. Specific Terms of Awards.

(a) General. The term of each Award shall be for such period as may be determined by the Committee, subject to the terms of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any Subsidiary of the Company upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Stock, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b) Types of Awards. The Committee is authorized to grant the Awards described in this Section 6(b), under such terms and conditions as deemed by the Committee to be consistent with the purposes of the Plan. Such Awards may be granted with value and payment contingent upon the achievement of Performance Goals. Unless otherwise determined by the Committee, each Award shall be evidenced by an Award Agreement containing such terms and conditions applicable to such Award as the Committee shall determine at the date of grant or thereafter.

(i) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(A) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(B) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, but, except for outstanding awards assumed, converted or replaced in connection with a corporate transaction, in no event shall the exercise price of any Option be less than the Fair Market Value of a share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, through a “broker cashless exercise” procedure approved by the Committee, a combination of the above, or any other method approved the Committee, in any case in an amount having a combined value equal to such exercise price.

(C) Term, Vesting and Exercisability of Options. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted. Options shall be vested and exercisable over the exercise period (which shall not exceed seven years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that the Committee shall have the authority to accelerate the vesting and exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become vested and exercisable, by giving written notice of such exercise to the Committee or its designated agent.

(D) Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares of Stock acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

(ii) SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(A) In General. SARs may be granted independently or in tandem with an Option at the time of grant of the related Option. An SAR granted in tandem with an Option shall be vested and exercisable only to the extent the underlying Option is vested and exercisable. Payment of an SAR may be made in cash, Stock, property, or a combination of the foregoing, as specified in the Award Agreement or determined in the sole discretion of the Committee.

(B) Term, Vesting and Exercisability of SARs. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an SAR shall be considered the day on which such SAR is granted. SARs shall be vested and exercisable over the exercise period (which shall not exceed seven years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided, that the Committee shall have the authority to accelerate the vesting and exercisability of any outstanding SAR at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(C) Payment. An SAR shall confer on the Grantee a right to receive an amount with respect to each share of Stock subject thereto, upon exercise thereof, equal to the excess of (1) the Fair Market Value of one share of Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event shall be less than the Fair Market Value of a share of Stock on the date of grant of such SAR). An SAR may be exercised by giving written notice of such exercise to the Committee or its designated agent.

(iii) Restricted Stock. The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(A) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine. Notwithstanding the above, (i) subject to clauses (ii) and (iii) below, no award of Restricted Stock granted to an employee of the Company or a Subsidiary (other than Substitute Awards) shall vest at a rate that is more rapid than one- third of the total shares subject to such Award on each of the first three anniversaries of the date of grant, (ii) Awards of Restricted Stock made in connection with an employee’s commencement of employment with the Company or its Subsidiaries to replace equity awards forfeited by such employee, Awards of Restricted Stock made as a form of payment of earned incentive compensation, and Awards of Restricted Stock that vest, in whole or in part, upon the attainment of Performance Goals shall not vest prior to the first anniversary of the date on which such Award is granted, and (iii) the Committee shall have the authority to accelerate the vesting of any outstanding award of Restricted Stock at such time and under such circumstances as it, in its sole discretion, deems appropriate. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon.

(B) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

(C) Dividends. Except to the extent restricted under the applicable Award Agreement, dividends paid on Restricted Stock shall be paid at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(iv) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Grantees, subject to the following terms and conditions:

(A) Conditions to Vesting. At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Awards as it, in its discretion, deems appropriate, including, but not limited to, the achievement of Performance Goals. Notwithstanding the above, (i) subject to clauses (ii) and (iii) below, no Award of Restricted Stock Units granted to an employee of the Company or a Subsidiary (other than Substitute Awards) shall vest at a rate that is more rapid than one-third of the total shares subject to such Award on each of the first three anniversaries of the date of grant, (ii) Awards of Restricted Stock Units made in connection with an employee’s commencement of employment with the Company or its Subsidiaries to replace equity awards forfeited by such employee, Awards of Restricted Stock Units made as a form of payment of earned incentive compensation, and Awards of Restricted Stock that vest, in whole or in part, upon the attainment of Performance Goals shall not vest prior to the first anniversary of the date on which such Award is granted, and (iii) the

Committee shall have the authority to accelerate the vesting of any outstanding Award of Restricted Stock Units at such time and under such circumstances as it, in its sole discretion, deems appropriate.

(B) Delivery of Shares. Unless otherwise provided in an Award Agreement, upon the vesting of a Restricted Stock Unit there shall be delivered to the Grantee, within 30 days of the date on which such Award (or any portion thereof) vests, that number of shares of Stock equal to the number of Restricted Stock Units becoming so vested.

(C) Dividend Equivalents. Subject to the requirements of Section 409A of the Code, an Award of Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Grantee, and may be settled in cash or Stock, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. Notwithstanding the foregoing, Dividend Equivalents may not accrue or be credited with respect to Performance Awards or other performance-based Awards unless and until the applicable Performance Goals have been achieved.

(D) Deferrals. The Committee may require or permit Grantees to elect to defer the delivery of shares of Stock or cash that would otherwise be due by virtue of the vesting of the Restricted Stock Units under such rules and procedures as the Committee shall establish; provided, however, to the extent that such deferral is subject to Section 409A of the Code, the rules and procedures established by the Committee shall comply with Section 409A of the Code.

(v) Performance Awards. The Committee is authorized to grant Performance Awards to Grantees, which may be denominated in cash or shares of Stock and payable either in shares of Stock, in cash, or in a combination of both. Such Performance Awards shall be granted with value and payment contingent upon the achievement of Performance Goals and such goals shall relate to periods of performance of not less than one calendar year. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The maximum amount that any Grantee may receive with respect to cash-based Performance Awards pursuant to this Section 6(b)(v) whether payable in cash or in shares of Stock in respect of any performance period is $2,000,000. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Performance Awards to the extent not inconsistent with Section 162(m) of the Code.

(vi) Other Stock-Based Awards. The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter (including, in the discretion of the Committee, the right to receive dividend equivalent payments with respect to Stock subject to the Award).

(c) Termination of Service. Except as otherwise set forth in an Award Agreement, (1) upon the Grantee’s termination of service with the Company and any of its Subsidiaries, the Grantee shall have 90 days following the date of such termination of service to exercise any portion of an Option or SAR that the Grantee could have exercised on the date of such termination of service; provided, however, that such exercise must be accomplished prior to the expiration of the Award term; (2) if the Grantee ’s termination of service is due to total and permanent disability (as defined in any agreement between the Grantee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the Grantee, or the representative of the estate of the Grantee, as the case may be, may exercise any portion of the Option or SAR which the Grantee could have exercised on the date of such termination for a period of one year thereafter; provided, however, that such exercise must be accomplished prior to the expiration of the Award term; and (3) in the event of a termination of the Grantee’s service with the Company or any of its Subsidiaries for Cause, the unexercised portion of the Option or SAR shall terminate immediately and the Grantee shall have no right thereafter to exercise any part of the Award. Notwithstanding the foregoing, the Committee may provide in an Award Agreement, or at any time thereafter, that if following termination of the Grantee’s service with the Company and any of its Subsidiaries, the Grantee has been prevented from exercising the Option or SAR by reason of any trading blackout period or similar period, then the Option or SAR shall not cease to be exercisable until the Grantee has had at least 15 days following termination of such service to exercise the Option or SAR, provided that in no event will the Award remain exercisable after the expiration of the Award term. If the Grantee does not exercise any Award within the time periods following termination of service set forth in this Section 6(c), such Award shall be forfeited.

(d) Forfeiture/ Repayment of Awards. In addition to the forfeiture of Awards as provided in Section 6(c), if the Grantee engages in Harmful Conduct, prior to or following termination of employment, the Grantee may be required to forfeit any then outstanding Award, and may be required to return to the Company, without consideration (other than any amount paid by the Grantee in respect of such Award), any shares of Stock owned by the Grantee that were previously subject to an Award and any cash amounts previously paid to the Grantee in respect of an Award. To the extent the shares of Stock subject to this Section 6(d) have been previously sold or otherwise disposed of by the Grantee during the twelve-month period preceding the Grantee engaging in Harmful Conduct, the Grantee may be required to repay to the Company the aggregate Fair Market Value of such shares of Stock on the date of such sale or disposition, less any amounts paid by the Grantee for such shares. In addition, to the extent set forth in the Award Agreement, if the Company is required to restate its financial statements, the Company may require that a Grantee repay to the Company the aggregate Fair Market Value of any Award (regardless of whether such Award was payable in shares of Stock or cash) that vested upon the attainment of Performance Goals to the extent such Performance Goals would not have been achieved had such restatement not been required and may require that any unvested portions of the Award be forfeited.

7. Change in Control Provisions.

Unless otherwise provided in an Award Agreement, in the event of a Change of Control:

(a) With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of a Grantee’s employment by the Company or a Subsidiary of the Company without Cause during the 24-month period following such Change in Control (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved.

(b) With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, upon the occurrence of a Change in Control (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to Awards shall be deemed to be fully achieved. Immediately following the occurrence of the events described in clauses (i)—(iii) of this Section 7(b), each such Award not assumed or substituted in connection with a Change in Control shall terminate.

(c) For purposes of this Section 7, an Award shall be considered assumed or substituted for if, following the Change in Control, such Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that the Award confers the right to purchase or receive, for each share subject to the Option, SAR, Award of Restricted Stock, Award of Restricted Stock Units, Performance Award, or Other Stock-Based Award the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares).

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Committee may, in its discretion, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per share of Stock in the Change in Control over the exercise or purchase price (if any) per share of Stock subject to the Award multiplied by (ii) the number of Shares granted under the Option or SAR.

8. General Provisions.

(a) Nontransferability. Except as provided below, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. To the extent and under such terms and conditions as may be determined by the Committee, a Grantee may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) an Immediate Family Member, (ii) to a trust for the benefit of one or more of the Grantee and/or an Immediate Family Member, or (iii) a partnership, limited liability company or corporation in which the Grantee and/or one or more Immediate Family Members are the only partners, members or shareholders; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Grantee shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 8(a).

(b) No Right to Continued Employment, etc. Nothing in the Plan or in any Award, any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company or any Subsidiary of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or independent contractor relationship.

(c) Taxes. The Company or any Subsidiary of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. The Committee may provide in the Award Agreement that in the event that a Grantee is required to pay any amount to be withheld in connection with the issuance of shares of Stock in settlement, vesting or exercise of an Award, such withholding and other taxes shall be satisfied with shares of Stock to be received upon settlement, vesting or exercise of such Award equal to the minimum amount required to be withheld.

(d) Stockholder Approval; Amendment and Termination.

(i) The Plan shall take effect upon its adoption by the Board.

(ii) The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that an amendment that results in a Repricing and an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Notwithstanding the foregoing, (A) no amendment to or termination of the Plan shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan, and (B) the Board reserves the right to amend or terminate the Plan and the Committee reserves the right to amend, restructure, terminate or replace any Awards or any Award Agreements, as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code.

(e) Expiration of Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire on the tenth anniversary of April 7, 2010, which is the date that the Board adopted the Plan, as amended. No Awards shall be granted under the Plan after such expiration date. The expiration of the Plan shall not affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted.

(f) No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares of Stock covered by the Award until the date of the issuance of a Stock certificate to him for such shares or the issuance of shares to him in book-entry form.

(g) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(h) No Fractional Shares. No fractional shares of Stock shall be required to be issued or delivered pursuant to the Plan, any Award or any Award Agreement. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i) Regulations and Other Approvals.

(i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(j) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Nevada without giving effect to the conflict of laws principles thereof.

(k) Foreign Employees. Awards may be granted to employees who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees employed in the United States as may, in the judgment of the

Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for employees on assignments outside their home country.

(l) Section 409A. For purposes of the Plan, Section 409A of the Code refers to such Code section as well as to any successor or companion provisions thereto and any regulations or other guidance promulgated thereunder.

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 27, 2010
10:00 a.m. Pacific Daylight Time

RENO-SPARKS CONVENTION CENTER
4590 South Virginia Street
Reno, Nevada 89502

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Douglas D. Dirks, Robert J. Kolesar and Richard W. Blakey, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 27, 2010, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted “FOR” all of the Director nominees listed in Item 1, “FOR” approval of the amendments to the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan listed in Item 2 and “FOR” ratification of the Company’s independent accounting firm, Ernst & Young LLP, for 2010 in Item 3.

See reverse for voting instructions.

COMPANY #

There are four ways to vote your proxy.

Your telephone or Internet vote authorizes the named proxies to vote your shares by proxy in the same manner as if you signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 26, 2010.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/eig — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 26, 2010.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE IN PERSON

•	Sign and date your proxy card and bring it to the Annual Meeting on May 27, 2010 at 10:00 a.m. (PDT) at the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada.

VOTE BY MAIL (if you have received a paper copy of the Proxy Card along with a return envelope)

•	Mark, sign and date your proxy card and mail it to Employers Holdings, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873 or in the enclosed envelope.

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The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors:	01	Rose E. McKinney-James	☐	Vote FOR	☐	Vote WITHHELD
		02	John P. Sande lll		all nominees		from all nominees
		03	Martin J. Welch		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of the amendments to the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan.	☐	For	☐	Against	☐	Abstain
3.	Ratification of the appointment of the Company’s independent accounting firm, Ernst & Young LLP, for 2010.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.